As filed with the Securities and Exchange Commission on May 15, 2020

Registration No. 333-235733

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GENPREX, INC.

(Exact name of Registrant as specified in its charter)

Delaware	2834	90-0772347
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1601 Trinity Street, Bldg B, Suite 3.322

Austin, TX 78712

(512) 537-7997
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

J. Rodney Varner

Chief Executive Officer

1601 Trinity Street, Bldg B, Suite 3.322

Austin, TX 78712

(512) 537-7997

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Richard A. Friedman, Esq. Nazia Khan, Esq. Sheppard, Mullin, Richter & Hampton LLP 30 Rockefeller Plaza New York, NY 10112 Telephone: (212) 653-8700

Approximate date of commencement of proposed sale to the public:

As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☒

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		Maximum	Maximum
	Amount	Offering	Aggregate	Amount of
Title of Each Class of Securities to be Registered (1)	to be Registered	Price Per Share (2)	Offering Price (2)	Registration Fee
Common Stock, par value $0.001 per share (3)	3,611,504	$0.25	$902,876	$117.19
Total	3,611,504		$902,876	$117.19	*

(1)

The shares of our common stock being registered hereunder are being registered for sale by the selling security holders named in the prospectus. Under Rule 416 of the Securities Act of 1933, as amended, the shares being registered include such indeterminate number of shares of common stock as may be issuable with respect to the shares being registered in this registration statement as a result of any stock splits, stock dividends or other similar event.

(2)

The proposed maximum offering price per share and the proposed maximum aggregate offering price have been estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended, using the average of the high and low prices as reported on The Nasdaq Capital Market on December 20, 2019.

(3)	Represents shares of common stock issuable upon exercise of outstanding warrants to purchase shares of common stock offered by the selling stockholders.

*	Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities under this prospectus until the registration statement of which it is a part and filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS

SUBJECT TO COMPLETION, DATED MAY 15, 2020

GENPREX, INC.

3,611,504 Shares of Common Stock

This prospectus relates to the resale by certain selling stockholders of Genprex, Inc. ("Genprex," the “Company,” "we," "our," or "us") identified in this prospectus of up to 3,611,504 shares (the “Resale Shares”) of common stock, par value $0.001 per share, issuable upon the exercise of outstanding warrants. All of the Resale Shares were either purchased from the Company in a private placement transaction or issued to designees of the placement agent for services rendered and are being offered for resale by the selling stockholders only.

The Resale Shares may be sold by the selling stockholders to or through underwriters or dealers, directly to purchasers or through agents designated from time to time. For additional information regarding the methods of sale you should refer to the section entitled “Plan of Distribution” in this Prospectus.

The prices at which the selling stockholders may sell the Resale Shares will be determined by the prevailing market price for shares of the Company’s common stock or in privately negotiated transactions. We will not receive any proceeds from the sale of the Resale Shares by the selling stockholders; provided, however, we will receive the proceeds from any cash exercise of warrants.

We will bear all costs relating to the registration of the Resale Shares, other than any selling stockholder's legal or accounting costs or commissions.

Our common stock is presently listed on The Nasdaq Capital Market under the symbol “GNPX.” The closing price of our common stock on May 14, 2020 as reported on The Nasdaq Capital Market was $3.20 per share.

Investing in our common stock involves a high degree of risk. See the section entitled “Risk Factors” on page 10 of this prospectus and elsewhere in this prospectus for a discussion of information that should be considered in connection with an investment in our common stock.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is __________, 2020.

ABOUT THIS PROSPECTUS

We have not authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give to you.

You should rely only on the information contained in this prospectus. No dealer, salesperson or other person is authorized to give information that is not contained in this prospectus. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our common stock.

PROSPECTUS SUMMARY

This summary highlights certain information about us, this offering and selected information contained elsewhere in or incorporated by reference into this prospectus. This summary does not contain all of the information that you should consider before deciding to invest in our securities. You should read this entire prospectus carefully before making an investment decision, including the “Risk Factors” section, our historical financial statements and the notes thereto incorporated herein by reference. Unless the context provides otherwise, all references herein to “Genprex”, the “Company”, “we”, “our” and “us” refer to Genprex, Inc.

Company Overview

Genprex™ is a clinical stage gene therapy company developing potentially life-changing treatments for cancer and diabetes. Our cancer therapies are based upon our novel proprietary technology platform, including our lead drug candidate, Oncoprex™ immunogene therapy (“Oncoprex”) for non-small cell lung cancer (”NSCLC”). Oncoprex consists of a tumor suppressor gene inserted into a patient’s cells that has immunomodulatory effects and is thereby considered an “immunogene therapy.” The gene is one of a series of genes whose therapeutic use is covered by an exclusive worldwide license from The University of Texas MD Anderson Cancer Center (“MD Anderson”). We also are developing a pre-clinical gene therapy that is covered by an exclusive license from the University of Pittsburgh of the Commonwealth System of Higher Education that has the potential to cure type 1 and type 2 diabetes. This potential treatment works by transforming alpha cells in the pancreas into functional beta-like cells, which can produce insulin but are distinct enough from beta cells to evade the body’s immune system.

Oncology Platform Technologies

Our oncology platform technologies are designed to administer cancer fighting genes by encapsulating them into nanoscale hollow spheres called nanovesicles, which are then administered intravenously and taken up by tumor cells where they express proteins that are missing or found in low quantities. Oncoprex has a multimodal mechanism of action whereby it interrupts cell signaling pathways that cause replication and proliferation of cancer cells, re-establishes pathways for apoptosis, or programmed cell death, in cancer cells, and modulates the immune response against cancer cells. Oncoprex has also been shown to block mechanisms that create drug resistance.

With Oncoprex, we are initially targeting NSCLC. According to the World Health Organization, in 2018 lung cancer was the leading cause of cancer deaths worldwide, causing more deaths than colorectal, breast, liver or stomach cancers. In 2018, there were more than 2 million new lung cancer cases and 1.7 million deaths from lung cancer worldwide. In the United States, according to the American Cancer Society, it is estimated that in 2020 there will be more than 228,000 new cases of lung cancer and more than 135,000 deaths from lung cancer. The American Society of Clinical Oncology reports that NSCLC represents 84 percent of all lung cancers and has a 24 percent five-year relative survival rate. However, according to the National Cancer Institute, 57 percent of lung cancer diagnoses are distant, or have metastasized, and the five-year relative survival rate for Stage IV (metastatic) NSCLC is approximately 5 percent. We believe that there is a significant unmet medical need for new treatments for NSCLC in the United States and globally, and we believe that Oncoprex may be suitable for a majority of NSCLC patients.

In January 2020, we received a United States Food and Drug Administration
(“FDA”) Fast Track Designation for use of Oncoprex™ in combination with epidermal growth factor receptor (“EGFR”) inhibitor osimertinib (AstraZeneca’s Tagrisso®) for the treatment of NSCLC patients with EFGR mutations whose tumors progressed after treatment with osimertinib alone. According to the FLAURA study sponsored by AstraZeneca, the median length of time that patients are treated with osimertinib before their tumors progress is approximately 18 months. The FDA may award Fast Track Designation if it determines that a product either alone or in combination with one or more products demonstrates the potential to address an unmet medical need for a serious or life-threatening disease or condition. The Fast Track Designation is intended to facilitate the development of and to expedite the review of products that may treat serious and life-threatening conditions so that such product can reach the market expeditiously. Fast Track drug candidates must show advantages over available therapies, such as superior effectiveness, avoiding serious side effects, improving diagnosis and outcome, decreasing significant toxicity, and the ability to address public health needs. Fast Track Designation recipients may also be eligible for accelerated approval or rolling review of the recipient’s Biologics License Application (“BLA”). In addition, Fast Track product candidates could be eligible for priority review if supported by clinical data at the time of BLA submission.

In 2019, preclinical data was presented by MD Anderson collaborators for the combination of TUSC2, the active agent in Oncoprex, with pembrolizumab (Merck’s Keytruda®), showing that TUSC2 combined with the checkpoint blockade mechanism of action of pembrolizumab was more effective than pembrolizumab alone in increasing the survival of mice with human immune cells (humanized mice) that had metastatic lung cancer. Also presented in 2019 by MD Anderson was pre-clinical data for the combination of TUSC2, pembrolizumab and chemotherapy for the treatment of some of the most resistant metastatic lung cancers. This study found that the addition of TUSC2, increases the effectiveness of pembrolizumab and chemotherapy, and thus, may improve on first-line standard of care for lung cancer. Further, 2019 saw the publication in Nature by independent researchers that the TUSC2 gene may prevent tumor growth in triple-negative breast cancer (“TNBC”), a cancer with very limited therapeutic options. In January 2020, independent researchers reported preclinical data showing that TUSC2 may be a potential target and biomarker for thyroid cancer.

 We believe that our platform technologies could allow delivery of a number of cancer fighting genes, alone or in combination with other cancer therapies, to combat multiple types of cancer. Our research and development pipeline, discussed in “Our Pipeline” below, demonstrates our clinical and preclinical progress to date. We believe that Oncoprex’s combination of pan-kinase inhibition, direct induction of apoptosis, anti-cancer immune modulation and complementary action with targeted drugs and immunotherapies is unique, and positions Oncoprex to provide treatment for patients with NSCLC and possibly other cancers, who are not benefitting from currently offered therapies.

Cancer results from genetic mutations. Mutations that lead to cancer are usually present in two major classes of genes: oncogenes, which are involved in functions such as signal transduction and transcription; and tumor suppressor genes, which play a role in governing cell proliferation by regulating transcription. Transduction is the process by which chemical and physical signals are transmitted through cells. Transcription is the process by which a cell’s DNA sequence is copied to make RNA molecules, which then play a role in protein expression. In normal cells, mutations in oncogenes are discovered and targeted for elimination by tumor suppressor genes. In cancer cells, the oncogene mutations may overwhelm the natural tumor suppression processes, or those tumor suppression processes may be impaired or absent. Functional alterations due to mutations in oncogenes or tumor suppressor genes may result in the abnormal and uncontrolled growth patterns characteristic of cancer. These genetic alterations facilitate such malignant growth by affecting signal transduction pathways and transcription, thus inhibiting normal growth signaling in the cell, circumventing the natural process of apoptosis, evading the immune system’s response to cancer, and inducing angiogenesis, which is the formation of new blood vessels that supply cancer cells.

The most common genetic alterations present in NSCLC are in tumor suppressor genes, against which few targeted small molecule drugs have been developed. Each of the two sets of chromosomes in the cell nucleus includes two copies of each gene, called alleles, which may be identical or may show differences. In most situations, tumor suppressor genes require both alleles of a gene to be deleted or inactivated to impair tumor suppression activity and lead to tumor growth. The replacement of just one functional allele may therefore be enough to restore the normal cellular functions of growth regulation and apoptosis.

Among the genetic conditions associated with lung cancer are the overexpression of EGFRs and mutations of kinases. Kinases are enzymes that play an important role in signal transduction through the modification of proteins by adding or taking away phosphate groups, a process called (de-)phosphorylation, to change the proteins’ function. When two EGFR transmembrane proteins are brought to proximity on the cell membrane surface, or dimerize, either through a ligand, or binding molecule, that binds to the extracellular receptor, or through some other process, the intracellular protein-kinase domains can autophosphorylate, and activate downstream processes, including cell signaling pathways that can lead to either cell cycle arrest or cell growth and proliferation. EGFRs and kinases can act similarly to a switch that turns “on” and “off” when phosphate groups are either added or taken away. Mutated kinases can have a malfunctioning on/off switch, causing the switch to be stuck in the “on” position or failing to turn the switch “off,” leading to the loss of cell control.

A subset of NSCLC patients (approximately 7% of NSCLC patients of North American and European descent and approximately 30% to 50% of NSCLC patients of Asian descent) carry an EGFR mutation that makes their tumors sensitive to tyrosine kinase inhibitors (“TKIs”). However, even for these patients, tumor resistance to TKIs frequently develops within two to three years, resulting in eventual disease progression. EGFR TKIs generally do not benefit NSCLC patients who do not have this activating EGFR mutation. However, our clinical and preclinical data have shown that the combination of Oncoprex and erlotinib can increase anti-tumor activity even in cancers without the EGFR mutations, as well as in cancers that have become resistant to erlotinib. For this reason, we believe Oncoprex may be suitable for the majority of NSCLC patients.

Cancer can spread when cells’ natural cancer suppression functions are impaired. The tumor suppressor gene called Tumor Suppressor Candidate 2, or TUSC2 (which was formerly known as FUS1) which is the active agent in Oncoprex, has been shown to affect both cell proliferation and apoptosis. TUSC2 is a pan-kinase inhibitor, which means that it has the ability to inhibit multiple kinase receptors, such as EGFR and platelet-derived growth factor receptor, or PDGFR. TUSC2 is frequently inactivated early in the development of lung cancer, and loss of TUSC2 expression in NSCLC is associated with significantly worse overall survival compared to patients with normal TUSC2 expression. Many types of cancer cells, including approximately 80% of NSCLC cells, lack expression of TUSC2.

Cancer can also spread when the body’s natural immune functions are impaired, including by the cancer cells themselves. PD-1, or Programmed Death-1, is a receptor expressed on the surface of activated T cells, which are part of the body’s immune system. PD-L1, or Programmed Death Ligand-1, is a protein/receptor expressed on the surface of cancer and other cells. The binding of PD-1 to PD-L1 has been speculated to contribute to cancer cells’ ability to evade the body’s immune response. PD-1 and molecules like it are called immune checkpoints, because they can impede the normal immune response, for example by blocking the T cells from attacking the cancer cells. In many cancers, PD-L1 receptors are up-regulated, and substantial research is now being performed in the emerging field of immuno-oncology to discover drugs or antibodies that could block PD-L1 and similar receptors. It is believed that blocking the PD-1/PD-L1 interaction pathway and other similar checkpoints, such as cytotoxic T-lymphocyte-associated protein 4, or CTLA-4, with drugs called checkpoint inhibitors can prevent cancer cells from inactivating T cells.

Our Oncoprex immunogene therapy is designed to interrupt cell signaling pathways that cause replication and proliferation of cancer cells, and to target and kill cancer cells via receptor pathways, and also to stimulate the natural immune responses against cancer. Oncoprex combines features of gene therapy and immunotherapy in that it up-regulates TUSC2 expression in the cell, and also increases the anti-tumor immune cell population and down-regulates PD-L1 receptors, thereby potentially boosting the immune response to cancer.

Oncoprex consists of a TUSC2 gene encapsulated in a nanovesicle made from lipid molecules with a positive electrical charge. Oncoprex is injected intravenously and can specifically target cancer cells, which generally have a negative electrical charge. Once Oncoprex is taken up into a cancer cell, the TUSC2 gene is expressed into a protein that is capable of restoring certain defective functions arising in the cancer cell. Oncoprex nanovesicles are designed to deliver the functioning TUSC2 gene to cancer cells while minimizing their uptake by normal tissue. Tumor biopsy studies conducted at MD Anderson show that, in three patients, the uptake of TUSC2 in tumor cells after Oncoprex treatment was 10 to 25 times the uptake in normal cells. We believe that Oncoprex, unlike other gene therapies, which either need to be delivered directly into tumors or require cells to be removed from the body, re-engineered and then reinserted into the body, is the first systemic gene therapy to be used for cancer in humans.

Clinical data from the evaluation of 25 patients in our Phase I/II clinical trial, as well as our preclinical data, indicate that Oncoprex can be combined with the widely used anti-cancer drug erlotinib (marketed as Tarceva® by Genentech, Inc.) in humans. Erlotinib is a tyrosine kinase inhibitor, or TKI, which uses a mechanism of action similar to that of pan-kinase inhibitors to block the action of tyrosine kinases. Tyrosine kinases are a type of kinase involved in many cell functions, including cell signaling, growth and division. In addition, MD Anderson researchers have conducted preclinical studies combining Oncoprex with:

•	the TKI gefitinib (marketed as Iressa® by AstraZeneca Pharmaceuticals) in animals and in human NSCLC cells;

•	third generation TKIs such as osimertinib (marketed as Tagrisso® by AstraZeneca Pharmaceuticals);

•	MK2206 in animals (MK2206 is an inhibitor of AKT kinases, which affect cell signaling pathways downstream from tyrosine kinases);

•	an anti-PD-1 antibody equivalent to the checkpoint inhibitor pembrolizumab (marketed as Keytruda® by Merck & Co.) in animals;

•	an anti-PD-1 antibody equivalent to the checkpoint inhibitor nivolumab (marketed as Opdivo® by Bristol-Myers Squibb Company) in animals; and

•	an anti-CTLA4 antibody equivalent to ipilimumab (marketed as Yervoy® by Bristol-Myers Squibb Company) in animals.

The manufacturers of the marketed drugs were not involved in any of our clinical or preclinical studies. In studies involving marketed drugs, the drugs were administered concurrently with Oncoprex without being modified in any way, and the antibodies used in our preclinical studies that did not use the marketed drugs were the non-humanized equivalent to marketed drugs.

Data from these clinical and preclinical studies indicate that combining Oncoprex with these other therapies yields results more favorable than either these therapies or Oncoprex alone, with minimal side effects relative to other lung cancer drugs, thereby potentially making Oncoprex a therapy complementary to these cancer treatments. In addition, based on our clinical and preclinical studies and on preclinical studies conducted by others, we believe that Oncoprex could be combined with other lung cancer drugs that have similar mechanisms of action to the drugs mentioned above, such as nivolumab (marketed as Opdivo® by Bristol-Myers Squibb Company) and atezolizumab (marketed as Tecentriq® by Genentech/Roche). We have not conducted preclinical or clinical studies combining Oncoprex with atezolizumab.

Researchers at MD Anderson have collaborated with other researchers to identify other genes, such as those in the 3p21.3 chromosomal region, that may act as tumor suppressors or have other cancer fighting functions. We hold rights to certain of these genes under license agreements with MD Anderson. Data from preclinical studies performed by MD Anderson researchers and others suggest that product candidates that could be derived from our technology platform could be effective against other types of cancer, including glioblastoma, head and neck, breast (including triple-negative breast cancer), renal cell (kidney), thyroid, and soft tissue sarcoma, as well as NSCLC. Therefore, our platform technologies may allow delivery of a number of cancer fighting genes, alone or in combination with other cancer therapies, to combat multiple types of cancer.

In 2012, MD Anderson researchers completed a Phase I clinical trial of Oncoprex as a monotherapy. The primary objective of this Phase I trial was to assess the toxicity of Oncoprex administered intravenously and to determine the maximum tolerated dose (MTD) and recommended Phase II dose of Oncoprex alone. Secondary objectives were to assess the expression of TUSC2 following intravenous delivery of Oncoprex in tumor biopsies and also to assess the anticancer activity of Oncoprex. This trial demonstrated that Oncoprex was well tolerated and established the MTD and the therapeutic dosage for Oncoprex at 0.06 mg/kg administered every 21 days. Although this trial was not designed to show changes in outcomes, a halt in cancer growth was observed in a number of patients, and tumor regressions occurred in primary lung tumors and metastatic cancers in the liver, pancreas, and lymph nodes. In addition, pre- and post-treatment patient biopsies demonstrated that intravenous Oncoprex selectively and preferentially targeted patients’ cancer cells, and suggested that clinical anti-cancer activity was mediated by TUSC2.

MD Anderson researchers have completed the first phase of a Phase I/II clinical trial of Oncoprex in combination with erlotinib in patients with Stage IV (metastatic) or recurrent NSCLC that is not potentially curable by radiotherapy or surgery, whether or not they have received prior chemotherapy, and whether or not they have an activating EGFR mutation. The Phase I portion of the trial was a dose-escalating study with primary endpoints of establishing the safety and tolerability of the combination of Oncoprex and erlotinib, and establishing the MTD. The secondary endpoint of the Phase I portion of the trial was to assess the toxicity of the combination of Oncoprex with erlotinib. In the Phase I portion of the trial, which began in 2014, 18 subjects were treated, and the MTD was determined to be the highest tested dose: 0.06 mg/kg of Oncoprex administered every 21 days and 150 mg of erlotinib per day. Toxicities were found to compare favorably with those of other lung cancer drugs.

The Phase II portion of the trial was designed to include subjects treated with the combination of Oncoprex and erlotinib at the MTD with the primary goal of measuring the response rate, and secondary endpoints of stable disease, time to progression and overall survival. The response rate for cancer therapies is defined under the Response Evaluation Criteria in Solid Tumors, or RECIST, as Complete Response (“CR”) + Partial Response (“PR”); disease control rate is defined under the RECIST criteria as CR + PR + Stable Disease (“SD”) > 8 weeks.

Enrollment criteria for the second phase of the Phase I/II clinical trial were identical to those in the first phase. The Phase II portion of the trial began in June 2015. Of the 39 patients allowed in the protocol for the Phase II portion of this trial, ten were enrolled and nine were evaluable for response under the trial protocol, because they received two or more cycles of treatment. Interim results show that four of the patients had tumor regression and one patient had a Complete Response (CR) under the RECIST criteria. The patient with the CR had disappearance of the lung primary tumor, as well as lung, liver, and lymph node metastases. The median response duration for all patients, which is defined as the median time between when response is first noted to the time when cancer progression is observed, was three months. The response rate for the nine patients evaluated was 11% and the disease control rate for the nine patients was 78%.

The response rate and disease control rate in the Phase II portion of our Phase I/II clinical trial substantially exceeds the response rate of 7% (with no CRs) and disease control rate of 58% reported for a clinical trial of the TKI afatinib (marketed as Gilotrif® by Boehringer Ingelheim Pharmaceuticals, Inc.) in a study referred to as the LUX-Lung 1 clinical trial. A total of 585 patients were enrolled in that Phase IIB/III clinical trial, whose primary endpoint was overall survival and whose secondary endpoints were progression-free survival, RECIST response, quality of life and safety. The LUX-Lung 1 clinical trial was a randomized, double blinded Phase IIB/III clinical trial treating subjects with Stage IIIB or IV adenocarcinoma, a type of NSCLC. The Phase II portion of our Phase I/II trial was not blinded, and was designed to treat NSCLC subjects regardless of EGFR status.

Preliminary analysis of the interim data from the Phase II portion of our Phase I/II trial supported our belief that Oncoprex may provide medical benefit in several subpopulations of NSCLC patients for which there is an unmet medical need, and may provide pathways for accelerated approval by the FDA. Data from our clinical trials, along with our preclinical data, provided the basis for our application for a Fast Track Designation, which was granted by FDA on January 14, 2020. In granting our Fast Track Designation, the FDA found that Oncoprex may provide a benefit over existing therapies for patients whose tumors progress on osimertinib. The FDA Fast Track Designation is for use of the combination of Oncoprex with osimertinib in patients whose tumors progressed on osimertinb.  Our original Phase I/II trial was designed to treat patients with Oncoprex combined with erlotinib rather than with osimertinib. We believe that the Fast Track Designation provides a defined pathway toward FDA approval of the combination of  Oncoprex with osimertinib, thus we decided to allocate our resources toward a new Phase I/II clinical trial of Oncoprex combined with osimertinib, and we will not enroll additional patients in our Phase I/II clinical trial of Oncoprex combined with erlotinib at this time. Instead we plan to open a new Phase I/II clinical trial of Oncoprex combined with osimertinib.

Our Oncoprex immunogene therapy technology was discovered through a lung cancer research consortium from MD Anderson and The University of Texas Southwestern Medical Center along with the National Cancer Institute. The TUSC2 discovery teams included Jack A. Roth, MD, FACS, chairman of our Scientific and Medical Advisory Board. We have assembled a team of experts in clinical and translational research, including laboratory scientists, medical oncologists and biostatisticians, to pursue the development and commercialization of Oncoprex and other potential product candidates.

Our technology discoveries and research and development programs have been the subjects of numerous peer-reviewed publications and have been supported by Small Business Innovation Research grants and grants from the National Institutes of Health, the United States Department of Treasury, and the State of Texas. We hold a worldwide, exclusive license from MD Anderson to patents covering the therapeutic use of TUSC2 and other genes that have been shown to have cancer fighting properties, as well as a number of related technologies, including 33 issued patents. The rights we have obtained pursuant to our license agreement with MD Anderson are made subject to the rights of the U.S. government to the extent that the technology covered by the licensed intellectual property was developed under a funding agreement between MD Anderson and the U.S. government.

Diabetes Gene Therapy

Diabetes is a chronic, metabolic disease characterized by elevated levels of blood glucose (or blood sugar), which leads over time to serious damage to the heart, blood vessels, eyes, kidneys and nerves. The most common is type 2 diabetes, usually in adults, which occurs when the body becomes resistant to insulin or does not make enough insulin. In the past three decades the prevalence of type 2 diabetes has risen dramatically. Type 1 diabetes, once known as juvenile diabetes or insulin-dependent diabetes, is a chronic condition in which the pancreas produces little or no insulin by itself. According to the International Diabetes Federation, in 2019 about 463 million people worldwide had diabetes and 4.2 million deaths were attributed to diabetes. Both the number of cases and the prevalence of diabetes have been steadily increasing over the past few decades.

Our diabetes gene therapy was developed by lead researcher Dr. George Gittes, at the Rangos Research Center at UPMC Children’s Hospital of Pittsburgh.  This potential treatment works by transforming alpha cells in the pancreas into functional beta-like cells, which can produce insulin but are distinct enough from beta cells to evade the body’s immune system. The therapy utilizes an infusion process in which an an endoscope and an adeno-associated virus vector to deliver Pdx1 and MafA genes to the pancreas.

The diabetes gene therapy has been tested in vivo in mice and nonhuman primates. In studies of diabetic mice, the gene therapy approach restored normal blood glucose levels for an extended period of time, typically around four months. According to Dr. Gittes, the duration of restored blood glucose levels in mice could translate to decades in humans. If successful, this gene therapy could eliminate the need for insulin replacement therapy for diabetic patients.

Recent Developments

New License Agreement with MD Anderson

On May 4, 2020 (the “Effective Date”), we entered into a Patent and Technology License Agreement (the “License Agreement”) with MD Anderson pursuant to which MD Anderson granted us a worldwide, exclusive, sublicensable license to certain Licensed IP (as defined in the License Agreemenet) related to the treatment of cancer using Oncoprex immunogene therapy in combination with certain immunotherapies. The use of chemotherapy in combination with Oncoprex and immunotherapy is also covered by the Licensed IP. In consideration for the license, we have agreed to pay MD Anderson, among other things, an up-front license fee, annual maintenance fees, annual royalty payments which range from low single digits to low double digits, minimum annual royalties, and milestone payments in the aggregate amount of $4,150,000. In addition, we have agreed to reimburse MD Anderson for certain patent expenses. The License Agreement will terminate on the last to occur of: (a) the expiration of all patents subject to the License Agreement, or (b) thirty years after the Effective Date, subject to earlier termination by the parties as set forth in the License Agreement.

Our Pipeline

Our technologies are designed to administer disease-fighting genes to provide new treatment options for large patient populations with cancer and diabetes who currently have limited treatment options. We are developing our lead product candidate to be administered with targeted therapies and with immunotherapies for NSCLC. We have conducted a Phase I/II targeted therapy clinical trial evaluating Oncoprex in combination with EGFR inhibitor erlotinib. We have conducted preclinical research evaluating Oncoprex in combination with EGFR inhibitor osimertinib as well as Oncoprex in combination with checkpoint inhibitor pembrolizumab. We continue to conduct preclinical research to explore how Oncoprex may be administered with targeted therapies and immunotherapies in other solid tumors. Additionally, we are researching how other tumor suppressor genes can be applied using our unique, nanoparticle delivery platform. We also are developing our pre-clinical diabetes candidate. Our research and development pipeline is shown below:

Our Strategy

We intend to develop and commercialize treatments for cancer based on our proprietary gene therapy platform, alone or in combination with other cancer therapies. We also intend to develop and commercialize our licensed gene therapy for diabetes. Key elements of our strategy include:

•

Conduct Clinical Trials with Oncoprex for Cancer. We plan to conduct clinical trials of Oncoprex immunogene therapy in combination with EGFR TKIs, such as osimertinib, and/or in combination with immunotherapies, such as pembrolizumab, for treatment of NSCLC, while exploring pathways to accelerated FDA approval of these combinations in NSCLC patients. We also may pursue clinical trials using multi-drug combinations of Oncoprex with additional targeted therapies and immunotherapies. Osimertinib is now considered a new standard of care in the United States for NSCLC patients with an EGFR mutation. Given this and receipt of FDA’s Fast Track Designation for use of Oncoprex combined with osimertinib in patients whose tumors progress on osimertinib, we have decided to prioritize this drug combination and patient population. Therefore, we plan to initiate a Phase I/II clinical trial of Oncoprex combined with osimertinib in late 2020 or early 2021 and do not intend to reopen enrollment in the current Phase I/II trial using the combination of Oncoprex and erlotinib at this time.

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Investigate the Effectiveness of Oncoprex in Other Cancers We may also explore the combination of Oncoprex and other therapies in other cancers such as soft tissue, kidney, head and neck, thyroid, and/or breast cancer. We may also pursue development of additional proprietary cancer-fighting genes, alone or in combination with EGFR TKIs such as erlotinib or osimertinib and/or with immunotherapies.

•	Prepare to Commercialize Oncoprex. We plan to continue to develop the manufacturing, process development and other capabilities needed to commercialize Oncoprex.

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Pursue Strategic Partnerships. We plan to pursue strategic partnerships with other developers and providers of anti-cancer drugs to investigate possible therapeutic combinations of Oncoprex with drugs manufactured by others, to accelerate the development of our current and potential product candidates through co-development and to increase the commercial opportunities for our current and potential product candidates.

•	Develop Our Platform Technology. We plan to investigate the applicability of our platform technology with additional anti-cancer drugs.

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Acquire Additional Technologies. We are investigating other technologies for possible acquisition, and plan to add additional technologies to our pipeline should we have the opportunity to do so on acceptable financial terms.

Corporate Information

We were incorporated in Delaware in April 2009. Our principal executive offices are located at 1601 Trinity Street, Bldg. B, Suite 3.322, Austin, TX 78712, and our telephone number is (512) 537-7997. Our corporate website address is www.genprex.com. The information contained on our website is not incorporated by reference into this prospectus, and you should not consider any information contained on, or that can be accessed through, our website as part of this prospectus or in deciding whether to purchase our securities.

THE OFFERING

Common stock offered by selling stockholders:	3,611,504 shares (the “Resale Shares”) of common stock issuable upon exercise of outstanding warrants.

Offering price:	Market price or privately negotiated prices.

Common stock outstanding after the offering:	32,854,841

Use of proceeds:	We will not receive any proceeds from the sale of the Resale Shares by the selling stockholders; however, we will receive the proceeds from any cash exercise of warrants.

Risk factors:

An investment in our securities involves a high degree of risk and could result in a loss of your entire investment. Prior to making an investment decision, you should carefully consider all of the information in this prospectus and, in particular, you should evaluate the risk factors incorporated by reference under the caption “Risk Factors” on page 10.

Nasdaq Capital Market Symbol:	GNPX

The number of shares of common stock to be outstanding immediately after this offering is based on 32,854,841 shares of common stock outstanding as of May 12, 2020 and excludes as of that date:

●	7,976,056 shares of common stock underlying warrants to purchase shares of our common stock at a weighted average exercise price of $1.60 per share;

●	7,033,611 shares of common stock underlying options to purchase shares of our common stock at a weighted average exercise price of $2.38 per share

●	208,050 shares of common stock reserved for issuance under our 2018 Employee Stock Purchase Plan; and

●	1,480,487 shares of common stock reserved for issuance under our 2018 Equity Incentive Plan.

RISK FACTORS

Any investment in our common stock involves a high degree of risk. Before deciding whether to purchase our common stock, investors should carefully consider the risk factors set forth below and described in our most recent Annual Report on Form 10-K and in our subsequent Quarterly Reports on Form 10-Q, which are incorporated herein by reference, as may be amended, supplemented or superseded from time to time by other reports we file with the SEC. Our business, financial condition, operating results and prospects are subject to the material risks set forth below and incorporated herein by reference. Additional risks and uncertainties not presently foreseeable to us may also impair our business operations. If any of the risks set forth below or incorporated by reference herein actually occurs, our business, financial condition or operating results could be materially adversely affected. In such case, the trading price of our common stock could decline, and our stockholders may lose all or part of their investment in the shares of our common stock.

Risks Related to Our Financial Position and Need for Additional Capital

We will require substantial additional funding, which may not be available to us on acceptable terms, or at all, and, if not so available, may require us to delay, limit, reduce or cease our operations.

We are using the proceeds from our recent sales of securities to advance Oncoprex through clinical development, as well as for other corporate purposes. Developing pharmaceutical products, including conducting preclinical studies and clinical trials, is expensive. We will require substantial additional future capital in order to complete clinical development and commercialize Oncoprex and for preclinical and clinical development and commercialization of our gene therapy for diabetes. If the FDA requires that we perform additional preclinical studies or clinical trials beyond what we currently anticipate, our expenses will further increase beyond what we currently expect and the anticipated timing of any potential approval of Oncoprex and our diabetes gene therapy would likely be delayed. Further, there can be no assurance that the costs we will need to incur to obtain regulatory approval of these product candidates will not increase.

We will continue to require substantial additional capital to continue our preclinical and clinical development and commercialization activities. Because successful development of our current and potential product candidates is uncertain, we are unable to estimate the actual amount of funding we will require to complete research and development and commercialize our products under development.

The amount and timing of our future funding requirements will depend on many factors, including, but not limited to:

•	the progress, costs, results and timing of our preclinical and clinical trials for Oncoprex and our diabetes gene therapy;
•	the outcome, costs and timing of seeking and obtaining FDA and any other regulatory approvals;
•	the ability of third parties to deliver materials and provide services for us;
•	the costs associated with securing and establishing commercialization and manufacturing capabilities;
•	market acceptance of our current and potential product candidates;
•	the costs of acquiring, licensing or investing in businesses, products, product candidates and technologies;
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our ability to maintain, expand and enforce the scope of our intellectual property portfolio, including the amount and timing of any payments we may be required to make, or that we may receive, in connection with the licensing, filing, prosecution, defense and enforcement of any patents or other intellectual property rights;

•	our need and ability to hire additional management and scientific and medical personnel;
•	the effect of competing drug candidates and new product approvals;
•	our need to implement additional internal systems and infrastructure, including financial and reporting systems; and
•	the economic and other terms, timing of and success of our existing licensing arrangements and any collaboration, licensing or other arrangements into which we may enter in the future.

Some of these factors are outside of our control. Although we expect that our existing cash, and marketable securities will be sufficient to fund our current operations through at least the next 24 months, this period could be shortened if there are any significant increases in planned spending on development programs or more rapid progress of development programs than anticipated. Furthermore, we believe that our existing capital will not be sufficient to enable us to complete the development and commercialization of Oncoprex. Accordingly, we expect that we will need to raise additional funds in the future.

We may seek additional funding through a combination of equity offerings, debt financings, government or other third-party funding, commercialization, marketing and distribution arrangements and other collaborations, strategic alliances and licensing arrangements, some of which may require us to relinquish rights to some of our technologies or product candidates or otherwise agree to terms unfavorable to us. Additional funding may not be available to us on acceptable terms, if at all. In addition, the terms of any financing may adversely affect the holdings or the rights of our stockholders. Any new equity securities we issue could have rights, preferences, and privileges superior to those of holders of our existing capital stock. In addition, the issuance of additional shares by us, or the possibility of such issuance, may cause the market price of our shares to decline. Any debt financing secured by us in the future could involve restrictive covenants relating to our capital-raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities.

If we are unable to obtain funding on a timely basis, we may be required to significantly curtail one or more of our research or development programs, our ability to continue to support our business growth and to respond to business challenges could be significantly limited, and we may be required to curtail or cease operations. Accordingly, our business may fail, in which case you would lose the entire amount of your investment in our securities.

We have never been profitable, we have no products approved for commercial sale, and to date we have not generated any revenue from product sales. As a result, our ability to reduce our losses and reach profitability is unproven, and we may never achieve or sustain profitability.

We have never been profitable and do not expect to be profitable in the foreseeable future. We have not yet submitted any drug candidates for approval by regulatory authorities in the United States or elsewhere. From our inception on April 1, 2009, to December 31, 2019, we incurred an accumulated deficit of approximately $40.5 million and as of March 31, 2020, we had an accumulated deficient of approximtaely $46.0 million. We incurred net losses of approximately $10.7 million, $12.4 million and $5.6 million for the years ended December 31, 2019 and December 31, 2018 and the three months ended March 31, 2020, respectively.

To date, we have devoted most of our financial resources to our corporate overhead and research and development, including our preclinical development activities and clinical trials. We have not generated any revenues from product sales. We expect to continue to incur losses for the foreseeable future, and we expect these losses to increase as we continue our development of, and seek regulatory approvals for our current and potential product candidates, prepare for and begin the commercialization of any approved products, and add infrastructure and personnel to support our continuing product development efforts. We anticipate that any such losses could be significant for the next several years. If Oncoprex or any of our other potential product candidates fails in clinical trials or does not gain regulatory approval, or if our drug candidates do not achieve market acceptance, we may never become profitable. As a result of the foregoing, we expect to continue to experience net losses and negative cash flows for the foreseeable future. These net losses and negative cash flows have had, and will continue to have, an adverse effect on our stockholders’ equity and working capital.

Because of the numerous risks and uncertainties associated with pharmaceutical product development, we are unable to accurately predict the timing or amount of increased expenses or when, or if, we will be able to achieve profitability. In addition, our expenses could increase if we are required by the FDA to perform studies or trials in addition to those currently expected, or if there are any delays in completing our clinical trials or the development of any of our drug candidates. The amount of future net losses will depend, in part, on the rate of future growth of our expenses and our ability to generate revenues.

We have a limited operating history and we expect a number of factors to cause our operating results to fluctuate on an annual basis, which may make it difficult to predict our future performance.

We are a clinical stage company with a limited operating history. Our operations to date have been limited to conducting clinical and preclinical research. We have not yet obtained any regulatory approvals for any of our drug candidates. Consequently, any predictions made about our future success or viability may not be as accurate as they could be if we had a longer operating history or approved products on the market. Our operating results are expected to significantly fluctuate from quarter to quarter and year to year due to a variety of factors, many of which are beyond our control. Factors relating to our business that may contribute to these fluctuations include:

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any delays in regulatory review and approval (assuming that our data support approval) of our current and potential product candidates in clinical development, including our ability to receive approval from the FDA for Oncoprex;

•	delays in the commencement, enrollment and timing of clinical trials;

•	the success of our clinical trials through all phases of clinical development;

•	potential side effects of our current and potential product candidates that could delay or prevent approval or cause an approved drug to be taken off the market;

•	our ability to obtain additional funding to develop product candidates;

•	our identification and development of additional drug candidates beyond Oncoprex and our gene therapy in diabetes;

•	competition from existing products or new products that continue to emerge;

•	the ability of patients or healthcare providers to obtain coverage or sufficient reimbursement for our products;

•	our ability to adhere to clinical trial requirements directly or with third parties such as contract research organizations (CROs);

•	our dependency on third-party manufacturers to manufacture our products and key ingredients;

•	our ability to establish or maintain collaborations, licensing or other arrangements, particularly with MD Anderson;

•	our ability to defend against any challenges to our intellectual property including claims of patent infringement;

•	our ability to enforce our intellectual property rights against potential competitors;

•	our ability to secure additional intellectual property protection for our drug candidates in development and associated technologies;

•	our ability to attract and retain key personnel to manage our business effectively; and

•	potential product liability claims.

Risks Related to Development and Commercialization of Our Current and Potential Product Candidates

Our success depends greatly on the success of our development of Oncoprex for the treatment of NSCLC, and our other product candidates, including our gene therapy for diabetes. Oncoprex and our other product candidates are based on novel technology, which makes it difficult to predict the time and cost or the outcome of development and of subsequently obtaining regulatory approval.

At this time we are actively pursuing development of two product candidates, Oncoprex for NSCLC, and a preclinical stage gene therapy for diabetes. We are dependent on the success of Oncoprex in the near term. We cannot provide you any assurance that we will be able to successfully advance Oncoprex or the diabetes gene therapy through the development process, or that any development problems we experience in the future will not cause significant delays or unanticipated costs, or that such development problems can be solved. We may also experience delays in developing a sustainable, reproducible and scalable manufacturing process or transferring that process to commercial partners, or developing or validating product release assays in a timely manner, which may prevent us from completing our clinical trials or commercializing our products on a timely or profitable basis, if at all. Immunotherapy, gene therapy and biopharmaceutical product development are highly speculative undertakings and involve a substantial degree of uncertainty. Because Oncoprex and our other potential product candidates are based upon novel technology, it is difficult to predict whether, either as stand-alone therapies or in combination with other drugs, they will show consistently favorable results and to predict the time and cost of their development and of subsequently obtaining regulatory approval. We believe only a few gene therapy products have been approved in the United States or Europe. We have found it difficult to enroll patients in our clinical studies and may, in the future, find it difficult to enroll patients in our clinical studies, which could delay or prevent clinical studies of our current and potential product candidates. We may encounter delays in our clinical studies, or we may fail to demonstrate safety and efficacy to the satisfaction of FDA and other regulatory authorities. We may not be successful in our efforts to identify or discover additional product candidates, or to develop product candidates that we have identified.

In addition, the clinical trial requirements of the FDA, the European Commission, the European Medicines Agency (“EMA”), the competent authorities of the Member States of the European Union (“EU”) and other regulatory authorities and the criteria these regulators use to determine the safety and efficacy of a product candidate vary substantially according to the type, complexity, novelty and intended use and market of such product candidates. The regulatory approval process for novel product candidates such as ours can be more expensive and take longer than for other, better known or more extensively studied product candidates. Even if we are successful in developing additional product candidates, it is difficult to determine how long it will take or how much it will cost to obtain regulatory approvals for these product candidates in either the United States or the EU, or how long it will take to commercialize any other products for which we receive marketing approval. In addition, any future marketing authorization granted by the European Commission may not be indicative of what the FDA may require for approval and vice versa.

Negative public opinion and increased regulatory scrutiny of gene therapy and genetic research may damage public perception of our current and potential product candidates or adversely affect our ability to conduct our business or obtain regulatory approvals for our current and potential product candidates.

Public perception may be influenced by claims that gene therapy is unsafe, and gene therapy may not gain the acceptance of the public or the medical community. In particular, our success will depend upon physicians specializing in the treatment of those diseases that our current and potential product candidates target prescribing treatments that involve the use of our current and potential product candidates in lieu of, or in addition to, existing treatments with which they are already familiar and for which greater clinical data may be available. More restrictive government regulations or negative public opinion would have a negative effect on our business or financial condition and may delay or impair the development and commercialization of our current and potential product candidates or demand for any products we may develop. Adverse events in our clinical trials, even if not ultimately attributable to our current and potential product candidates, and the resulting publicity could lead to increased governmental regulation, unfavorable public perception, potential regulatory delays in the testing or approval of our potential product candidates, stricter labeling requirements for those product candidates that are approved and a decrease in demand for any such product candidates. Concern about the environmental spread of our product, whether real or anticipated, could also hinder the commercialization of our products.

Prior to receiving Oncoprex, patients are required to undergo genetic screening to detect EGFR mutations and other mutations relevant to cancer.  Genetic testing has raised concerns regarding the appropriate utilization and the confidentiality of information provided by genetic testing.  Genetic tests for assessing a person’s likelihood of developing a chronic disease have focused public attention on the need to protect the privacy of genetic information. Genetic testing information is also subject to significant restrictions under both federal and state law.  For example, concerns have been expressed that insurance carriers and employers may use these tests to discriminate on the basis of genetic information, resulting in barriers to the acceptance of genetic tests by consumers.  This could lead to governmental authorities restricting genetic testing or calling for limits on or regulating the use of genetic testing, particularly for diseases for which there is no known cure. Any of these scenarios could decrease demand for Oncoprex or any other products for which we may obtain marketing approval.

Delays in the commencement, enrollment and completion of clinical trials could result in increased costs to us and delay or limit our ability to obtain regulatory approval for Oncoprex and our other potential product candidates.

Oncoprex has been tested in only one prior Phase I clinical study, involving 31 patients. In that study, Oncoprex was tested as a monotherapy. We believe that the best path for development is to develop a combination therapy of Oncoprex in combination with EGFR TKIs, immunotherapies, and possibly other drugs. We were previously conducting a Phase I/II clinical trial testing Oncoprex in combination with erlotinib; however, we are not currently enrolling, and do not plan to enroll additional patients in this trial because we received FDA Fast Track Designation for the combination of Oncoprex with osimertinib in patients whose tumors progressed on osimertinib. Accordingly, we plan to initiate a new clinical trial for the combination of Oncoprex with osimertinib in NSCLC. We also plan to commence a new clinical trial with the combination of Oncoprex with an immunotherapy, pembrolizumab (marketed as Keytruda® by Merck & Co).

The favorable results observed in our clinical trials to date may not continue in these new current clinical trials or be replicated in other clinical trials, especially those involving larger numbers of patients. Even if the Phase I/II trial is successful, success in early clinical studies may not be indicative of results obtained in later studies. The results from our clinical trials may not demonstrate sufficient safety and efficacy to support the submission of marketing approval for Oncoprex. Before we request marketing approval, the FDA may require us to conduct additional clinical studies or evaluate subjects for an additional follow-up. Unless an accelerated approval process is allowed by the FDA, one or more Phase III studies is normally required for approval.

Delays in the commencement, enrollment and/or completion of clinical trials at any of our sites could increase our product development costs or delay or limit the regulatory approval of our current and potential product candidates. We do not know whether any future trials or studies of our other potential product candidates will begin on time or will be completed on schedule, if at all. The start or end of a clinical study is often delayed or halted due to regulatory requirements, changes in the proposed regulatory approval pathway for a drug candidate, manufacturing challenges, including delays or shortages in available drug product, required clinical trial administrative actions, slower than anticipated patient enrollment, changing standards of care, availability or prevalence of use of a comparative drug or required prior therapy, clinical outcomes or financial constraints. For instance, delays or difficulties in patient enrollment or difficulties in retaining trial participants can result in increased costs, longer development times or termination of a clinical trial. Clinical trials of a new product candidate require the enrollment of a sufficient number of patients, including patients who are suffering from the disease the product candidate is intended to treat and who meet other eligibility criteria. Rates of patient enrollment are affected by many factors, including the size of the patient population, the eligibility criteria for the clinical trial, which include the age and condition of the patients and the stage and severity of disease, the nature of the protocol, the proximity of patients to clinical sites and the availability of effective treatments and/or availability of other investigational treatment options for the relevant disease.

If we are unable to secure contract manufacturers with capabilities to produce the products that we require, we could experience delays in conducting our planned clinical trials.

Manufacturing Oncoprex involves several manufacturing steps.  Historically, part of our manufacturing process was conducted in manufacturing facilities at MD Anderson Cancer Center. We are transferring this portion of the process to third-party manufacturers. Although we have contracted with contract manufacturers with capabilities to produce the products that we require, no assurance can be given that such contract manufacturers will receive all approvals to or will be able to produce product sufficient for our trials. In accordance with GMPs, changing manufacturers may require the re-validation of manufacturing processes and procedures, and may require further preclinical studies or clinical trials to show comparability between the materials produced by different manufacturers. Changing our current or future contract manufacturers may be difficult and could be costly, which could result in our inability to manufacture our clinical product candidate and a delay in the development of our clinical product candidate. Further, in order to maintain our development timelines in the event of a change in a third-party contract manufacturer, we may incur higher costs to manufacture our clinical product candidate.

A product candidate can unexpectedly fail at any stage of preclinical and clinical development.

The historical failure rate for product candidates is high due to scientific feasibility, safety, efficacy, changing standards of medical care and other variables. The results from preclinical testing or early clinical trials of a product candidate may not predict the results that will be obtained in later phase clinical trials of the product candidate. We, the FDA or other applicable regulatory authorities may suspend clinical trials of a product candidate at any time for various reasons, including, but not limited to, a belief that subjects participating in such trials are being exposed to unacceptable health risks or adverse side effects, or other adverse initial experiences or findings. We may not have the financial resources to continue development of, or to enter into collaborations for, a product candidate if we experience any problems or other unforeseen events that delay or prevent regulatory approval of, or our ability to commercialize, product candidates, including:

•	inability to obtain sufficient funds required for a clinical trial;
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inability to reach agreements on acceptable terms with current or prospective CROs and trial sites, the terms of which can be subject to extensive negotiation and may vary significantly among different CROs and trial sites;

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negative or inconclusive results from our clinical trials or the clinical trials of others for product candidates similar to ours, leading to a decision or requirement to conduct additional preclinical testing or clinical trials or abandon a program;

•	serious and unexpected side effects experienced by subjects in our clinical trials or by individuals using drugs similar to our current and potential product candidates;
•	conditions imposed by the FDA or comparable foreign authorities regarding the scope or design of our clinical trials;
•	delays in enrolling research subjects in clinical trials;
•	high drop-out rates and high fail rates of research subjects;
•	inadequate supply or quality of product candidate components or materials or other supplies necessary for the conduct of our clinical trials;
•	greater than anticipated clinical trial costs;
•	poor effectiveness of our current and potential product candidates during clinical trials; or
•	unfavorable FDA or other regulatory agency inspection and review of a clinical trial site or vendor.

We may have difficulty engaging or retaining clinical trial sites and/or enrolling patients in our clinical trials, which could delay or prevent development of our current and potential product candidates.

Identifying and qualifying patients to participate in clinical trials of our current and potential product candidates is critical to our success. The timing of our clinical trials depends on the speed at which we can engage and retain clinical trial sites and recruit patients to participate in testing our current and potential product candidates. We have experienced delays in some of our clinical trials in the past due to difficulties with enrollment and we may experience similar delays in the future. We plan to conduct additional clinical trials, and we may experience difficulties with enrollment. If patients are unwilling to participate in our clinical trials because of negative publicity from adverse events in the industry or in the trials for other third-party product candidates, or for other reasons, including competitive clinical trials for similar patient populations, the timeline for engaging sites, recruiting patients, conducting studies and obtaining regulatory approval of potential products may be delayed. These delays could result in increased costs, delays in advancing our product development, delays in testing the effectiveness of our technology or termination of the clinical trials altogether.

We or our clinical trial sites may not be able to identify, recruit and enroll a sufficient number of patients, or those with the required or desired characteristics in a clinical trial, to complete our clinical trials in a timely manner. Patient enrollment is affected by factors including:

•	severity of the disease under investigation;
•	design of the clinical trial protocol, including the fact that certain of our clinical trials are randomized to current treatments;
•	size of the patient population;
•	eligibility criteria for the clinical trial in question;
•	perceived risks and benefits of the product candidate under study;
•	proximity and availability of clinical trial sites for prospective patients;
•	availability of competing therapies and clinical trials;
•	efforts to facilitate timely enrollment in clinical trials;
•	timely availability of the study drug;
•	patient referral practices of physicians; and
•	ability to monitor patients adequately during and after treatment.

We currently plan to seek initial marketing approval in the United States and subsequently in Europe. We may not be able to initiate or continue clinical trials if we cannot enroll a sufficient number of eligible patients to participate in the clinical trials required by the FDA or the EMA, or other regulatory agencies. Our ability to successfully initiate, enroll and complete a clinical trial in any foreign country is subject to numerous risks unique to conducting business in foreign countries, including:

•	difficulty in establishing or managing relationships with CROs and physicians;
•	different standards for the conduct of clinical trials;
•	our inability to locate qualified local consultants, physicians and partners; and
•	the potential burden of complying with a variety of foreign laws, medical standards and regulatory requirements, including the regulation of pharmaceutical and biotechnology products and treatments.

If we have difficulty enrolling a sufficient number of patients to conduct our clinical trials as planned, we may need to delay, limit or terminate ongoing or planned clinical trials, any of which would have an adverse effect on our business.

Any product candidate we advance through clinical trials may not have favorable results in later clinical trials or receive regulatory approval. Even if we complete the necessary clinical trials, we cannot predict when, or if, we will obtain regulatory approval to commercialize a product candidate, and the approval may be for a narrower indication than we seek.

Clinical failure can occur at any stage of our clinical development. Clinical trials may produce negative or inconclusive results, and we may decide, or regulators may require us, to conduct additional clinical trials or nonclinical studies. In addition, data obtained from trials and studies are susceptible to varying interpretations, and regulators may not interpret our data as favorably as we do, which may delay, limit or prevent regulatory approval. Additionally, our partners, clients, other vendors, and/or other stakeholders may not agree with our interpretation(s) of data obtained from our clinical trials, which could potentially cause a variety of issues, including, but not limited to, delays, the necessity for additional studies and analyses, dependence on third-party validation, and/or other unforeseen challenges. Success in preclinical studies and early clinical trials does not ensure that subsequent clinical trials will generate the same or similar results or otherwise provide adequate data to demonstrate the efficacy and safety of a product candidate. A number of companies in the pharmaceutical industry, including those with greater resources and experience than ours, have suffered significant setbacks in clinical trials, even after seeing promising results in earlier clinical trials.

In addition, the design of a clinical trial can determine whether its results will support approval of a product and flaws in the design of a clinical trial may not become apparent until the clinical trial is well advanced. We may be unable to design and execute a clinical trial to support regulatory approval. Further, clinical trials of potential products often reveal that it is not practical or feasible to continue development efforts.

If Oncoprex is found to be unsafe or lack efficacy, we will not be able to obtain regulatory approval for it and our business would be harmed.

In some instances, there can be significant variability in safety and/or efficacy results between different trials of the same product candidate due to numerous factors, including changes in trial protocols, differences in composition of the patient populations, adherence to the dosing regimen and other trial protocols and the rate of dropout among clinical trial participants. We do not know whether any clinical trials we or any of our potential future collaborators may conduct will demonstrate the consistent or adequate efficacy and safety that would be required to obtain regulatory approval and market any products. If we are unable to bring Oncoprex to market, or to acquire other products that are on the market or can be developed, our ability to create stockholder value will be limited.

Regulatory authorities also may approve a product candidate for more limited indications than requested, or they may impose significant limitations in the form of narrow indications.  These regulatory authorities may require warnings or precautions with respect to conditions of use or they may grant approval subject to the performance of costly post-marketing clinical trials.  In addition, regulatory authorities may not approve the labeling claims or allow the promotional claims that are necessary or desirable for the successful commercialization of our product candidates.  Any of the foregoing scenarios could materially harm the commercial prospects for our product candidates and materially and adversely affect our business, financial condition, results of operations and prospects.

Even if we obtain regulatory approval of our current and potential product candidates, the products may not gain market acceptance among physicians, patients, hospitals, cancer treatment centers, third-party payors and others in the medical community.

Ethical, social and legal concerns about gene therapy and genetic research could result in additional regulations restricting or prohibiting the products and processes we may use. Even with the requisite approvals, the commercial success of our current and potential product candidates will depend in part on the medical community, patients, and third-party payors accepting gene therapy products in general, and our current and potential product candidates in particular, as medically useful, cost-effective and safe. Any product that we bring to the market may not gain market acceptance by physicians, patients, hospitals, cancer treatment centers, third-party payors and others in the medical community. If these products do not achieve an adequate level of acceptance, we may not generate significant product revenue and may not become profitable. The degree of market acceptance of these product candidates, if approved for commercial sale, will depend on a number of factors, including:

•	the clinical indications for which our current and potential product candidates are approved;

•	physicians, hospitals, cancer treatment centers and patients considering our product candidates as a safe and effective treatment;

•	the potential and perceived advantages of our product candidates over alternative treatments;

•	the prevalence and severity of any side effects;

•	product labeling or product insert requirements of the FDA or other regulatory authorities;

•	limitations or warnings contained in the labeling approved by the FDA;

•	the timing of market introduction of our product candidates as well as competitive products;

•	the cost of treatment – both in absolute terms and in relation to alternative treatments;

•	the availability of coverage, reimbursement and pricing by third-party payors and government authorities and the adequacy thereof;

•	the willingness of patients to pay out-of-pocket in the absence of coverage by third-party payors, including government authorities;

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the willingness, ability and availability of healthcare providers that can comply with the transportation, handling, and temperature-controlled storage requirements associated with our product candidates;

•	relative convenience and ease of administration, including as compared to alternative treatments and competitive therapies; and

•	the effectiveness of our sales and marketing efforts, which are subject to various limitations under applicable law.

Even if a potential product displays a favorable efficacy and safety profile in preclinical and clinical trials, market acceptance of the product will not be known until after it is launched. Our efforts to educate the medical community and third-party payors about the benefits of our product candidates may require significant resources and may never be successful. Such efforts to educate the marketplace may require more resources than are required by the conventional technologies marketed by our competitors and may be restricted by the allowed label.

Our current and potential product candidates may have undesirable side effects that may delay or prevent marketing approval, or, if approval is received, require them to be taken off the market, require them to include safety warnings or otherwise limit their sales.

In our Phase I clinical trial of Oncoprex as a monotherapy, the only serious adverse events, defined as grade 3, 4 or 5 events under the Common Terminology Criteria for Adverse Events, or CTCAE, published by the U.S. Department of Health and Human Services, were grade 3 fever and grade 3 hypotension, and the only dose-limiting toxicities were two episodes of transient grade 3 hypophosphatemia (abnormally low levels of phosphate in the blood).

The Phase I portion of our Phase I/II trial combining Oncoprex with erlotinib was a dose escalation study with the primary purpose of determining the MTD. Dose Limiting Toxicities were defined as grade 3, 4 or 5 events during the first cycle of treatment that were considered to be treatment related. At dose level 1 (Oncoprex .045 mg/kg plus erlotinib 100 mg), one subject had grade 3 adverse events of fatigue, muscle weakness and hyponatremia (low sodium level) considered to be related to the study treatment (erlotinib). Therefore, three additional subjects were treated at this dose level (six subjects total), none of whom suffered a Dose Limiting Toxicity. At dose level 2 (Oncoprex .06 mg/kg plus erlotinib 100 mg), there were no Dose Limiting Toxicities. At dose level 3 (Oncoprex .45 mg/kg plus erlotinib 150 mg), one subject had a grade 3 rash considered to be related to the study treatment (erlotinib); therefore, an additional three subjects were treated at this dose level (six subjects total). No additional subjects suffered a Dose Limiting Toxicity at dose level 3. At dose level 4 (Oncoprex .06 mg/kg plus erlotinib 150 mg), there were no Dose Limiting Toxicities; thus dose level 4 was determined to be the MTD. None of the 10 subjects treated to date in the Phase II portion of the Phase I/II trial suffered a Dose Limiting Toxicity.

Additional or unforeseen side effects from Oncoprex or any of our other potential product candidates could arise either during clinical development or, if approved, after the approved product has been marketed. A showing that Oncoprex or any other product candidate causes undesirable or unacceptable side effects could interrupt, delay or halt clinical trials and result in the failure to obtain or suspension or termination of marketing approval from the FDA and other regulatory authorities, or result in marketing approval from the FDA and other regulatory authorities only with restrictive label warnings.

If any of our current and potential product candidates receives marketing approval and we or others later identify undesirable or unacceptable side effects caused by such products:

•	regulatory authorities may require the addition of labeling statements, specific warnings, a contraindication or field alerts to physicians and pharmacies;

•	we may be required to change instructions regarding the way the product is administered, conduct additional clinical trials or change the labeling of the product;

•	we may be subject to limitations on how we may promote the product;

•	sales of the product may decrease significantly;

•	regulatory authorities may require us to take our approved product off the market;

•	we may be subject to litigation or product liability claims; and

•	our reputation may suffer.

Any of these events could prevent us or our potential future collaborators from achieving or maintaining market acceptance of the affected product or could substantially increase commercialization costs and expenses, which in turn could delay or prevent us from generating significant revenues from the sale of our products.

Potential product liability lawsuits against us could cause us to incur substantial liabilities and could limit commercialization of our products.

In the event any of our product candidates is approved for marketing by the FDA and other regulatory authorities, we may face potential product liability. If successful claims are brought against us, we may incur substantial liability and costs. If the use of our current and potential product candidates harms patients, or is perceived to harm patients even when such harm is unrelated to our current and potential product candidates, our regulatory approvals could be revoked or otherwise negatively affected, and we could be subject to costly and damaging product liability claims. Although we do not currently maintain product liability insurance, we may not be able to obtain or maintain insurance coverage in the future at a reasonable cost or in an amount adequate to satisfy any liability that may arise, if at all.

Security breaches and other disruptions could compromise our information and expose us to liability, which would cause our business and reputation to suffer.

In the ordinary course of our business, we collect and store sensitive data, including intellectual property, our proprietary business information and that of our suppliers and business partners, as well as personally identifiable information of clinical trial participants and employees. Similarly, our CROs, contractors and consultants possess certain of our sensitive data. The secure maintenance of this information is critical to our operations and business strategy. Despite our security measures our information technology and infrastructure may be vulnerable to attacks by hackers or breached due to employee error, malfeasance or other disruptions. Any such breach could compromise our networks and the information stored there could be accessed, publicly disclosed, lost or stolen. Any such access, disclosure or other loss of information, including our data being breached at our our CROs, contractors and consultants, could result in legal claims or proceedings, liability under laws that protect the privacy of personal information, disrupt our operations, and damage our reputation which could adversely affect our business. Furthermore, the loss of clinical trial data from completed or future clinical trials could result in delays in our regulatory approval efforts and significantly increase our costs to recover or reproduce the data which could cause the development and commercialization of our current and potential product candidates to be delayed.

Business disruptions could seriously harm our future revenue and financial condition and increase our costs and expenses.

Our operations, and those of our CROs, contractors and consultants, could be subject to power shortages, telecommunications failures, wildfires, water shortages, floods, earthquakes, hurricanes, typhoons, fires, extreme weather conditions, medical epidemics and other natural or man-made disasters or business interruptions. The occurrence of any of these business disruptions could seriously harm our operations and financial condition and increase our costs and expenses. Our ability to obtain clinical supplies of our current and potential product candidates could be disrupted if the operations of our contract manufacturers are affected by a man-made or natural disaster or other business interruption. Unfavorable global economic conditions could adversely affect our business, financial condition, or results of operations.

We do not carry insurance for all categories of risk that our business may encounter. In particular, we do not currently carry, but anticipate we may be required to obtain in connection with the launch of multi-site clinical trials, product liability insurance covering any clinical trials liability that we may incur. Although we intend to obtain such insurance before we market any product, there can be no assurance that we will secure adequate insurance coverage or that any such insurance coverage will be sufficient to protect our operations to significant potential liability in the future. Any significant uninsured liability may require us to pay substantial amounts, which would adversely affect our financial position and results of operations.

Our business may be adversely affected by the ongoing coronavirus pandemic.

The outbreak of the novel coronavirus (COVID-19) has evolved into a global pandemic. The coronavirus has spread to many regions of the world. The extent to which the coronavirus impacts our business and operating results will depend on future developments that are highly uncertain and cannot be accurately predicted, including new information that may emerge concerning the coronavirus and the actions to contain the coronavirus or treat its impact, among others.

As a result of the continuing spread of the Coronavirus, our business operations could be delayed or interrupted. For instance, our clinical trials may be affected by the pandemic. Site initiation, participant recruitment and enrollment, participant dosing, distribution of clinical trial materials, study monitoring and data analysis may be paused or delayed due to changes in hospital or university policies, federal, state or local regulations, prioritization of hospital resources toward pandemic efforts, or other reasons related to the pandemic. If the coronavirus continues to spread, some participants and clinical investigators may not be able to comply with clinical trial protocols. For example, quarantines or other travel limitations (whether voluntary or required) may impede participant movement, affect sponsor access to study sites, or interrupt healthcare services, and we may be unable to conduct our clinical trials. Further, if the spread of the coronavirus pandemic continues and our operations are adversely impacted, we risk a delay, default and/or nonperformance under existing agreements which may increase our costs. These cost increases may not be fully recoverable or adequately covered by insurance.  Infections and deaths related to the pandemic may disrupt the United States’ healthcare and healthcare regulatory systems. Such disruptions could divert healthcare resources away from, or materially delay FDA review and/or approval with respect to, our clinical trials. It is unknown how long these disruptions could continue, were they to occur. Any elongation or de-prioritization of our clinical trials or delay in regulatory review resulting from such disruptions could materially affect the development and study of our product candidates.

We currently utilize third parties to, among other things, manufacture raw materials and to manufacture clinical product. If any third-party parties in the supply chain for materials used in the production of our product candidates or the third-party manufacturers of our product candidates themselves are adversely impacted by restrictions resulting from the coronavirus outbreak, our ability to manufacture our product candidates for our clinical trials and research and development activities related thereto may be disrupted.

The spread of the coronavirus, which has caused a broad impact globally, including restrictions on travel and quarantine policies put into place by businesses and governments, may have a material economic effect on our business. While the potential economic impact brought by and the duration of the pandemic may be difficult to assess or predict, it has already caused, and is likely to result in further, significant disruption of global financial markets, which may reduce our ability to access capital either at all or on favorable terms. In addition, a recession, depression or other sustained adverse market event resulting from the spread of the coronavirus could materially and adversely affect our business and the value of our common stock.

The ultimate impact of the current pandemic, or any other health epidemic, is highly uncertain and subject to change. We do not yet know the full extent of potential delays or impacts on our business, our clinical trials, our research programs, healthcare systems or the global economy as a whole. However, these effects could have a material impact on our operations, and we will continue to monitor the situation closely.

We face competition from other biotechnology and pharmaceutical companies and our operating results will suffer if we fail to compete effectively.

The biotechnology and pharmaceutical industries are intensely competitive and subject to rapid and significant technological change. We have domestic and international competitors including major multinational pharmaceutical companies, established biotechnology companies, specialty pharmaceutical and generic drug companies and universities and other research institutions. Many of our competitors have greater financial and other resources, such as larger research and development staff and more experienced marketing and manufacturing organizations than we do. Large pharmaceutical companies, in particular, have extensive experience in clinical testing, obtaining regulatory approvals, recruiting patients and manufacturing pharmaceutical products. These companies also have significantly greater research, sales and marketing capabilities and collaborative arrangements in our target markets with leading companies and research institutions. Established pharmaceutical companies may also invest heavily to accelerate discovery and development of novel compounds or to in-license novel compounds that could make the product candidates that we develop obsolete. As a result of these factors, our competitors may succeed in obtaining patent protection and/or FDA approval or in discovering, developing and commercializing drugs for the cancer indications that we are targeting before we do or may develop drugs that are deemed to be more effective or gain greater market acceptance than ours. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large, established companies. In addition, many universities and private and public research institutes may become active in our target disease areas. Our competitors may succeed in developing, acquiring or licensing on an exclusive basis, technologies and drug products that are more effective or less costly than any product candidates that we are currently developing or that we may develop, which could render our products obsolete or noncompetitive.

There are a number of drugs approved and under development for treatment of lung cancer. Treatments competitive with our primary product candidates generally fall into the following categories: chemotherapies such as cisplatin, carboplatin, docetaxel and pemetrexed; targeted therapies such as erlotinib, gefitinib, afatinib and osimertinib, and immunotherapies such as checkpoint inhibitors and CAR and CAR-T cells, and oncolytic virus-based technology. In addition, new drug candidates are constantly being conceived and developed. Any such competing therapy may be more effective and/or cost-effective than ours.

If our competitors market products that are more effective, safer or less expensive or that reach the market sooner than our future products, if any, we may not achieve commercial success. In addition, because of our limited resources, it may be difficult for us to stay abreast of the rapid changes all technologies that are or may become competitive with ours. If we fail to stay at the forefront of technological change, we may be unable to compete effectively. Technological advances or products developed by our competitors may render our technologies or product candidates obsolete, less competitive or not economical.

Risks Related to Regulatory Approval and Marketing of Our Current and Potential Product Candidates and Other Legal Compliance Matters

We cannot be certain that our product candidates, including Oncoprex or our diabetes gene therapy, will receive regulatory approval, and without regulatory approval we will not be able to market them.

Our business currently depends largely on the successful development and commercialization of our product candidates, including Oncoprex and/or our diabetes gene therapy. Our ability to generate revenue related to product sales will depend on the successful development and regulatory approval of Oncoprex for the treatment of cancer, or our diabetes gene therapy. Even if we complete the necessary clinical studies, we cannot predict when or if we will obtain regulatory approval to commercialize a product candidate. Further, even if we obtain regulatory approval, it may only apply to a narrower indication than we expect and our products will remain subject to regulatory scrutiny.

We currently have no products approved for sale and we cannot guarantee that we will ever have marketable products. The development of a product candidate and issues relating to its approval and marketing are subject to extensive regulation by the FDA in the United States and regulatory authorities in other countries, with regulations differing from country to country. We are not permitted to market our current and potential product candidates in the United States until we receive approval of a BLA from the FDA. We have not submitted any marketing applications for any of our current and potential product candidates.

BLAs must include extensive preclinical and clinical data and supporting information to establish the product candidate’s safety and effectiveness for each desired indication. BLAs must also include significant information regarding the chemistry, manufacturing and controls for the product. Obtaining approval of a BLA is a lengthy, expensive and uncertain process, and we may not be successful in obtaining approval. The FDA review processes can take years to complete, and approval is never guaranteed. If we submit a BLA to the FDA, the FDA must decide whether to accept or reject the submission for filing. We cannot be certain that any submissions will be accepted for filing and review by the FDA. Regulators in other jurisdictions have their own procedures for approval of product candidates. Even if a product is approved, the FDA may limit the indications for which the product may be marketed, require extensive warnings on the product labeling or require expensive and time-consuming clinical trials or reporting as conditions of approval. Regulatory authorities in countries outside of the United States also have requirements for approval of drug candidates with which we must comply prior to marketing in those countries. Obtaining regulatory approval for marketing of a product candidate in one country does not ensure that we will be able to obtain regulatory approval in any other country. In addition, delays in approvals or rejections of marketing applications in the United States, Europe or other countries may be based upon many factors, including regulatory requests for additional analyses, reports, data, preclinical studies and clinical trials, regulatory questions regarding different interpretations of data and results, changes in regulatory policy during the period of product development and the emergence of new information regarding our current and potential product candidates or other products. Furthermore, regulatory approval for any of our current and potential product candidates may be withdrawn.

If we are unable to obtain approval from the FDA or other regulatory agencies for Oncoprex, or if, subsequent to approval, we are unable to successfully commercialize Oncoprex or our other potential product candidates, we will not be able to generate sufficient revenue to become profitable or to continue our operations.

In addition, the clinical trial requirements of the FDA, the EMA, and other regulatory agencies and the criteria these regulators use to determine the safety and efficacy of a product candidate vary substantially according to the type, complexity, novelty and intended use and market of the potential products. The regulatory approval process for novel product candidates such as ours can be more expensive and take longer than for other, better known or extensively studied pharmaceutical or other product candidates.

Regulatory requirements governing gene therapy products have changed frequently and may continue to change in the future. For example, in January 2017, the FDA Oncology Center of Excellence, or the Center of Excellence, was created to leverage the combined skills of regulatory scientists and reviewers with expertise in drugs, biologics, and devices (including diagnostics). While the Center of Excellence is designed to help expedite the development of oncology and malignant hematology-related medical products and support an integrated approach in the clinical evaluation of drugs, biologics and devices for the treatment of cancer, the Center of Excellence may, at times, create confusion within the FDA and especially in the Center of Biologics and Research, which is the primary review division for Oncoprex. Gene therapy clinical trials conducted at institutions that receive funding for recombinant DNA research from the NIH, are also subject to review by the Novel and Exceptional Technology and Research Advisory Committee, or NExTRAC, formerly known as the NIH Office of Biotechnology Activities’ Recombinant DNA Advisory Committee, or the RAC. In August 2018, the NIH Director issued a statement describing a proposal intended to streamline the federal framework for oversight of gene therapy. The proposal, which the NIH developed in conjunction with the FDA, included amending the NIH Guidelines for Research Involving Recombinant or Synthetic Nucleic Acid Molecules, or NIH Guidelines, to eliminate duplicative review and reporting requirements for human gene transfer protocols. The statement also described NIH’s effort to refocus the role of the RAC to be closer to its original mandate – a transparent forum for science, safety, and ethics of emerging biotechnologies. Accordingly, the NIH Guidelines have been updated to reflect these changes and the RAC has been renamed NExTRAC. Although the FDA decides whether individual gene therapy protocols may proceed, the NExTRAC review process can impede the initiation of a clinical trial, even if the FDA has reviewed the study and approved its initiation. Conversely, the FDA can put an Investigational New Drug application, or IND, on a partial or complete clinical hold even if the NExTRAC has provided a favorable review. Additionally, before a clinical trial can begin at an NIH-funded institution, that institution’s institutional review board, or IRB, and its Institutional Biosafety Committee will have to review the proposed clinical trial to assess the safety of the study. In addition, adverse developments in clinical trials of gene therapy products conducted by others may cause the FDA or other regulatory bodies to change the requirements for performing studies or for obtaining approval of any of our current and potential product candidates. The regulatory changes discussed herein as well as other existing and future regulatory developments may cause unexpected delays and challenges for companies seeking approval of gene therapy products, like Oncoprex.

These regulatory review committees and advisory groups, and the new guidelines they promulgate, may lengthen the regulatory review process, require us to perform additional studies, increase our development costs, lead to changes in regulatory positions and interpretations, delay or prevent approval and commercialization of our current and potential product candidates or lead to significant post-approval limitations or restrictions. As we advance our current and potential product candidates, we will be required to consult with these regulatory and advisory groups and comply with applicable guidelines. Any delay or failure to obtain, or unexpected costs in obtaining, the regulatory approval necessary to bring a potential product to market could decrease our ability to generate sufficient revenue to maintain our business.

Even if we obtain regulatory approval for our product candidates, our products will remain subject to regulatory oversight.

Our product candidates for which we obtain regulatory approval will be subject to ongoing regulatory requirements for manufacturing, labeling, packaging, storage, advertising, promotion, record-keeping and submission of safety and other post-market information. Any regulatory approvals that we receive for our product candidates also may be subject to the specific obligations imposed as a condition for marketing authorization by equivalent authorities in a foreign jurisdiction, particularly by the European Commission, limitations on the approved indicated uses for which the product may be marketed or to the conditions of approval, or contain requirements for potentially costly post-marketing testing, including Phase IV clinical trials, and surveillance to monitor the quality, safety and efficacy of the product.

For example, in the United States, the holder of an approved BLA is obligated to monitor and report adverse events and any failure of a product to meet the specifications in the BLA. The holder of an approved BLA also must submit new or supplemental applications and obtain FDA approval for certain changes to the approved product, product labeling or manufacturing process. Advertising and promotional materials must comply with the Federal Food, Drug, and Cosmetic Act (“FDCA”) and implementing regulations and are subject to FDA oversight and post-marketing reporting obligations, in addition to other potentially applicable federal and state laws.

In the EU, any future advertising and promotion of our products will be subject to EU laws governing promotion of medicinal products, interactions with physicians, misleading and comparative advertising and unfair commercial practices. In addition, other legislation adopted by individual EU Member States may apply to the advertising and promotion of medicinal products. These laws may limit or restrict the advertising and promotion of our products to the general public and may impose limitations on our promotional activities with health care professionals. These laws require that promotional materials and advertising for medicinal products are consistent with the product’s Summary of Product Characteristics (“SmPC”) as approved by the competent authorities. The SmPC is the document that provides information to physicians concerning the safe and effective use of the medicinal product. It forms an intrinsic and integral part of the marketing authorization granted for the medicinal product. Promotion of a medicinal product that does not comport with the SmPC is considered to constitute off-label promotion, which is prohibited in the EU. The applicable laws at EU level and in the individual EU Member States also prohibit the direct-to-consumer advertising of prescription-only medicinal products. Violations of the rules governing the promotion of medicinal products in the EU could be penalized by administrative measures, fines and imprisonment.

In addition, product manufacturers and their facilities may be subject to payment of application and program fees and are subject to continual review and periodic inspections by FDA and other regulatory authorities for compliance with current GMP, requirements and adherence to commitments made in the BLA or foreign marketing application. If we, or a regulatory authority, discover previously unknown problems with a product, such as adverse events of unanticipated severity or frequency, or problems with the facility where the product is manufactured or disagree with the promotion, marketing or labeling of that product, a regulatory authority may impose restrictions relative to that product, the manufacturing facility or us, including requiring recall or withdrawal of the product from the market or suspension of manufacturing.

If we fail to comply with applicable regulatory requirements for any product following approval, a regulatory authority may:

•	issue a warning letter asserting that we are in violation of the law;

•	seek an injunction or impose administrative, civil or criminal penalties or monetary fines;

•	suspend or withdraw regulatory approval;

•	suspend any ongoing clinical trials;

•	refuse to approve a pending BLA or comparable foreign marketing application (or any supplements thereto) submitted by us or our strategic partners;

•	restrict the marketing or manufacturing of the product;

•	seize or detain the product or otherwise demand or require the withdrawal or recall of the product from the market;

•	refuse to permit the import or export of products;

•	request and publicize a voluntary recall of the product; or

•	refuse to allow us to enter into supply contracts, including government contracts.

Any government investigation of alleged violations of law could require us to expend significant time and resources in response and could generate negative publicity. The occurrence of any event or penalty described above may inhibit our ability to commercialize our product candidates and adversely affect our business, financial condition, results of operations and prospects.

If the FDA does not find the manufacturing facilities of our current or future contract manufacturers acceptable for commercial production, we may not be able to commercialize any of our current and potential product candidates.

We do not intend to manufacture the pharmaceutical products that we plan to sell. We are currently utilizing contract manufacturers for the production of the active pharmaceutical ingredients and the formulation of drug product for the trials of Oncoprex currently being conducted or that will need to be conducted prior to seeking regulatory approval. However, we do not have agreements for supplies of Oncoprex or any of our other potential product candidates, and we may not be able to reach agreements with these or other contract manufacturers for sufficient supplies to commercialize Oncoprex if it is approved. Additionally, the facilities used by any contract manufacturer to manufacture Oncoprex or any of our other potential product candidates must be the subject of a satisfactory inspection before the FDA approves the product candidate manufactured at that facility. We are completely dependent on these third-party manufacturers for compliance with the requirements of U.S. and non-U.S. regulators for the manufacture of our finished products. If our manufacturers cannot successfully manufacture materials that conform to our specifications and the FDA’s GMP standards and other requirements of any governmental agency to whose jurisdiction we are subject, our current and potential product candidates will not be approved or, if already approved, may be subject to recalls. Reliance on third-party manufacturers entails risks to which we would not be subject if we manufactured our current and potential product candidates, including:

•	the possibility that we are unable to enter into a manufacturing agreement with a third party to manufacture our current and potential product candidates;

•	the possible breach of the manufacturing agreements by the third parties because of factors beyond our control; and

•	the possibility of termination or nonrenewal of the agreements by the third parties before we are able to arrange for a qualified replacement third party manufacturer.

Any of these factors could cause the delay of approval or commercialization of our current and potential product candidates, cause us to incur higher costs or prevent us from commercializing our current and potential product candidates successfully. Furthermore, if any of our current and potential product candidates are approved and contract manufacturers fail to deliver the required commercial quantities of finished product on a timely basis at commercially reasonable prices, and we are unable to find one or more replacement manufacturers capable of production at a substantially equivalent cost, in substantially equivalent volumes and quality and on a timely basis, we would likely be unable to meet demand for our products and could lose potential revenue. It may take several years to establish an alternative source of supply for our current and potential product candidates and to have any such new source approved by the government agencies that regulate our products.

We may be subject, directly or indirectly, to federal and state healthcare fraud and abuse laws, false claims laws and other federal and state healthcare laws, and the failure to comply with such laws could result in substantial penalties. Our employees, independent contractors, consultants, principal investigators, CROs, commercial partners and vendors may engage in misconduct or other improper activities, including noncompliance with regulatory standards and requirements.

State and federal regulatory and enforcement agencies continue actively to investigate violations of health care laws and regulations, and the United States Congress continues to strengthen the arsenal of enforcement tools.  The Bipartisan Budget Act of 2018 increased the criminal and civil penalties that can be imposed for violating certain federal health care laws, including the Anti-Kickback Statute.  Enforcement agencies also continue to pursue novel theories of liability under these laws.  Government agencies have increased regulatory scrutiny and enforcement activity with respect to programs supported or sponsored by pharmaceutical companies, including reimbursement and co-pay support, funding of independent charitable foundations and other programs that offer benefits for patients.  Several investigations into these types of programs have resulted in significant civil and criminal settlements.

We are exposed to the risk of fraud, misconduct or other illegal activity by our employees, independent contractors, consultants, principal investigators, CROs, commercial partners and vendors. Misconduct by these parties could include intentional, reckless and/or negligent conduct that fails to: comply with the laws of the FDA and similar foreign regulatory bodies; provide true, complete and accurate information to the FDA and similar foreign regulatory bodies; comply with manufacturing standards we have established; comply with federal and state data privacy, security, fraud and abuse and other healthcare laws and regulations in the United States and similar foreign fraudulent misconduct laws; or report financial information or data accurately or to disclose unauthorized activities to us. If we obtain FDA approval for any of our current and potential product candidates and begin commercializing those products in the United States, our potential exposure under such laws would increase significantly, and our costs associated with compliance with such laws would likely also increase. These laws may impact, among other things, our current activities with principal investigators and research patients, as well as proposed and future sales, marketing and education programs and interactions with physicians and other health care providers. In particular, the promotion, sales and marketing of healthcare items and services, as well as certain business arrangements in the healthcare industry, are subject to extensive laws and regulations intended to prevent fraud, misconduct, kickbacks, self-dealing and other abusive practices. These laws and regulations may restrict or prohibit a wide range of pricing, discounting, marketing and promotion, including off-label uses of our products, structuring and commission(s), certain customer incentive programs and other business arrangements generally. Activities subject to these laws also involve the improper use or misrepresentation of information obtained in the course of patient recruitment for clinical trials, creating fraudulent data in our preclinical studies or clinical trials or illegal misappropriation of drug product, which could result in regulatory sanctions and cause serious harm to our reputation. Additionally, we are subject to the risk that a person or government could allege such fraud or other misconduct, even if none occurred. If any such actions are instituted against us, and we are not successful in defending ourselves or asserting our rights, those actions could have a significant impact on our business, including the imposition of fines or other sanctions. The laws that may affect our ability to operate include, but are not limited to:

•

the Federal Anti-Kickback Statute, which prohibits, among other things, individuals and entities from knowingly and willfully soliciting, receiving, offering or paying any remuneration (including any kickback, bribe, or rebate), directly or indirectly, overtly or covertly, in cash or in kind, to induce, or in return for, either the referral of an individual for, or the purchase, lease, order or recommendation of, any good, facility, item or service for which payment may be made, in whole or in part, under a federal healthcare program, such as the Medicare and Medicaid programs. A person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation;

•

federal civil and criminal false claims laws and civil monetary penalty laws, including the civil False Claims Act, which impose criminal and civil penalties, through government, civil whistleblower or qui tam actions, on individuals and entities for, among other things, knowingly presenting, or causing to be presented, claims for payment or approval from Medicare, Medicaid, or other third-party payors that are false, fictitious or fraudulent, or knowingly making, using or causing to be made or used, a false statement to avoid, decrease or conceal an obligation to pay money to the federal government. In addition, the government may assert that a claim including items and services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the False Claims Act;

•

HIPAA imposes criminal and civil liability for, among other things, knowingly and willfully executing, or attempting to execute, a scheme to defraud or to obtain any healthcare benefit program or obtain, by means of false or fraudulent pretenses, representations, or promises, any of the money or property owned by, or under the custody or control of, any healthcare benefit program, regardless of the payor (e.g., public or private), willfully obstructing a criminal investigation of a healthcare offense, and knowingly and willfully falsifying, concealing or covering up by any trick or device a material fact or making any materially false, fictitious or fraudulent statements in connection with the delivery of, or payment for, healthcare benefits, items or services relating to healthcare matters;

•

HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009 (“HITECH”) and their respective implementing regulations, which impose requirements on certain covered healthcare providers, health plans, and healthcare clearinghouses, as well as their respective business associates that perform services for them that involve the creation, use, maintenance or disclosure of, individually identifiable health information, relating to the privacy, security and transmission of individually identifiable health information without appropriate authorization;

•

the federal physician payment transparency requirements, sometimes referred to as the “Physician Payments Sunshine Act,” created under the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act (the Affordable Care Act) and its implementing regulations, which require certain manufacturers of drugs, devices, biologics and medical supplies for which payment is available under Medicare, Medicaid or the Children’s Health Insurance Program (with certain exceptions) to report annually to the United States Department of Health and Human Services information related to payments or other transfers of value made to physicians (defined to include doctors, dentists, optometrists, podiatrists and chiropractors) and teaching hospitals, as well as ownership and investment interests held by physicians and their immediate family members;

•	the U.S. FDCA, which prohibits, among other things, the adulteration or misbranding of drugs and medical devices;

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the Foreign Corrupt Practices Act and similar worldwide anti-bribery laws, which generally prohibit companies and their intermediaries from making improper payments to non-U.S. officials for the purpose of obtaining or retaining business;

•	federal consumer protection and unfair competition laws, which broadly regulate marketplace activities and activities that potentially harm consumers; and

•	state and foreign equivalents of each of the healthcare laws described above, among others, some of which may be broader in scope and may apply regardless of the payor.

It is not always possible to identify and deter employee misconduct, and the precautions we take to detect and prevent inappropriate conduct may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to be in compliance with such laws or regulations. Efforts to ensure that our business arrangements will comply with applicable healthcare laws and regulations will involve substantial costs. It is possible that governmental and enforcement authorities will conclude that our business practices may not comply with current or future statutes, regulations or case law interpreting applicable fraud and abuse or other healthcare laws and regulations. If any such actions are instituted against us, and we are not successful in defending ourselves or asserting our rights, those actions could have a significant impact on our business, including the imposition of civil, criminal and administrative penalties, damages, disgorgement, monetary fines, possible exclusion from participation in Medicare, Medicaid and other federal healthcare programs, contractual damages, reputational harm, diminished profits and future earnings, and curtailment or restructuring of our operations, any of which could adversely affect our ability to operate our business and our results of operations. In addition, the approval and commercialization of any of our current and potential product candidates outside the United States will also likely subject us to foreign equivalents of the healthcare laws mentioned above, among other foreign laws.

Coverage and reimbursement may be limited or unavailable in certain market segments for our current and potential product candidates, if approved, which could make it difficult for us to sell our current and potential product candidates profitably.

The commercial success of any current or future product candidate will depend upon the degree of market acceptance by physicians, patients, insurance companies and other third-party payors, and others in the medical community. Even if we obtain approval to commercialize our current and potential product candidates outside of the United States, a variety of risks associated with international operations could materially affect our business. Due to the novel nature of our technology, we face uncertainty related to pricing and reimbursement for our current and potential product candidates. The insurance coverage and reimbursement status of newly approved products is uncertain. Failure to obtain or maintain adequate coverage and reimbursement for new or current products could limit our ability to market those products and decrease our ability to generate revenue. If market opportunities for our current and potential product candidates are smaller than we believe they are, our revenues may be adversely effected and our business may suffer.

     Successful sales of our products, if our current and potential product candidates are approved, depend on the availability of coverage and adequate reimbursement from third-party payors. In addition, because our current and potential product candidates represent new approaches to the treatment of cancer and diabetes, we cannot be sure that coverage and reimbursement will be available for, or accurately estimate the potential revenue from, our current and potential product candidates. Patients who are provided medical treatment for their conditions generally rely on third-party payors to reimburse all or part of the costs associated with their treatment. Coverage and adequate reimbursement from governmental healthcare programs, such as Medicare and Medicaid, and commercial payors are critical to new product acceptance.

Government authorities and other third-party payors, such as private health insurers and health maintenance organizations, decide which drugs and treatments they will cover and the amount of reimbursement. Coverage and reimbursement by a third-party payor may depend upon a number of factors, including, but not limited to, the third-party payor’s determination that use of a product is:

•	a covered benefit under its health plan;

•	safe, effective and medically necessary;

•	appropriate for the specific patient;

•	cost-effective; and

•	neither experimental nor investigational.

In the United States, no uniform policy of coverage and reimbursement for products exists among third-party payors, and coverage and reimbursement for products can differ significantly from payor to payor. As a result, obtaining coverage and reimbursement approval of a product from a government or other third-party payor is a time-consuming and costly process that could require us to provide to each payor supporting scientific, clinical and cost-effectiveness data for the use of our products and to justify the level of coverage and reimbursement relative to other therapies, with no assurance that coverage and adequate reimbursement will be obtained. Third party payors may also have difficulty in determining the appropriate coverage of Oncoprex and our other potential product candidates that are combination products, if approved, due to the fact that they are combination products that include another drug. To the extent there are any delays in determining such coverage or inadequate coverage and reimbursement for all aspects of our combination therapies, it would adversely affect the market acceptance, demand and use of our current and potential product candidates. Any denial in coverage or reduction in reimbursement from Medicare or other government programs may result in a similar denial or reduction in payments from private payors, which may adversely affect our future profitability.

We intend to seek approval to market our current and potential product candidates in both the United States and in selected foreign jurisdictions. If we obtain approval in one or more foreign jurisdictions for our current and potential product candidates, we will be subject to rules and regulations in those jurisdictions. In some foreign countries, particularly those in the European Union, the pricing of biologics is subject to governmental control and other market regulations which could put pressure on the pricing and usage of our current and potential product candidates. In these countries, pricing negotiations with governmental authorities can take considerable time after obtaining marketing approval of a product candidate. In addition, market acceptance and sales of our current and potential product candidates will depend significantly on the availability of coverage and adequate reimbursement from third-party payors for our current and potential product candidates and may be affected by existing and future health care reform measures.

Healthcare legislative reform measures may have a material adverse effect on our business and results of operations.

Third-party payors, whether domestic or foreign, or governmental or commercial, are developing increasingly sophisticated methods of controlling healthcare costs. In both the United States and certain foreign jurisdictions, there have been a number of legislative and regulatory changes to the health care system that could affect our ability to sell our products profitably. In particular, the Affordable Care Act and its implementing regulations, among other things, subjected biological products to potential competition by lower-cost biosimilars, revised the methodology by which rebates owed by manufacturers to the state and federal government for covered outpatient drugs and certain biologics, including our current and potential product candidates, under the Medicaid Drug Rebate Program are calculated, increased the minimum Medicaid rebates owed by most manufacturers under the Medicaid Drug Rebate Program, extended the Medicaid Drug Rebate program to utilization of prescriptions of individuals enrolled in Medicaid managed care organizations, subjected manufacturers to new annual fees and taxes for certain branded prescription drugs, and provided incentives to programs that increase the federal government’s comparative effectiveness research. The current Presidential Administration and U.S. Congress may seek to modify, repeal, or otherwise invalidate all, or certain provisions of, the Affordable Care Act. There have been judicial and Congressional challenges to certain aspects of the Affordable Care Act. As a result, there have been delays in the implementation of, and action taken to repeal or replace, certain aspects of the Affordable Care Act. While the extent to which any such changes may affect our business is uncertain, steps have been taken to repeal and replace certain aspects of the Affordable Care Act.

Since January 2017, President Trump has signed two Executive Orders designed to delay the implementation of certain provisions of the Affordable Care Act or otherwise circumvent some of the requirements for health insurance mandated by the Affordable Care Act. Concurrently, Congress has considered legislation that would repeal or repeal and replace all or part of the Affordable Care Act. While Congress has not passed comprehensive repeal legislation, two bills affecting the implementation of certain taxes under the Affordable Care Act have been signed into law. The Tax Cuts and Jobs Act of 2017 includes a provision repealing, effective January 1, 2019, the tax-based shared responsibility payment imposed by the Affordable Care Act on certain individuals who fail to maintain qualifying health coverage for all or part of a year that is commonly referred to as the “individual mandate.” Additionally, on January 22, 2018, President Trump signed a continuing resolution on appropriations for fiscal year 2018 that delayed the implementation of certain Affordable Care Act-mandated fees, including the so-called “Cadillac” tax on certain high cost employer-sponsored insurance plans, the annual fee imposed on certain health insurance providers based on market share, and the medical device excise tax on non-exempt medical devices. Further, the Bipartisan Budget Act of 2018, among other things, amends the Affordable Care Act, effective January 1, 2019, to close the coverage gap in most Medicare drug plans, commonly referred to as the “donut hole.” Congress also could consider subsequent legislation to repeal or repeal and replace other elements of the Affordable Care Act. We continue to evaluate the possible impact of the Affordable Care Act, as amended, and the possible repeal and/or replacement of the Affordable Care Act on our business.

In late 2018, the Centers for Medicare & Medicaid Services, or CMS, issued an advance notice of proposed rulemaking describing a potential mandatory model to test Medicare reimbursement based on an “International Pricing Index,” or IPI. At the time CMS was considering issuing a proposed rule that would describe the model in more detail in spring 2019, with the goal of starting the model in spring 2020. As of February 1, 2020, the proposed rule has yet to be released; however, if such model proceeds as described, we cannot predict the requisite infrastructure and reporting requirements, existing and new data sources required to establish an IPI and the impact on price reporting and reporting mechanics.

There have been, and likely will continue to be, legislative and regulatory proposals at the foreign, federal and state levels directed at broadening the availability of healthcare and containing or lowering the cost of healthcare. We cannot predict the initiatives that may be adopted in the future. The continuing efforts of the government, insurance companies, managed care organizations and other payors of healthcare services to contain or reduce costs of healthcare and/or impose price controls may adversely affect:

•	the demand for our current and potential product candidates, if we obtain regulatory approval;

•	our ability to set a price that we believe is fair for our products;

•	our ability to generate revenue and achieve or maintain profitability;

•	the level of taxes that we are required to pay; and

•	the availability of capital.

We and our contract manufacturers are subject to significant regulation with respect to manufacturing our products. The manufacturing facilities on which we rely may not continue to meet regulatory requirements and have limited capacity.

We are currently utilizing contract manufacturers for the production of the active pharmaceutical ingredients and the formulation of drug product for our trials of Oncoprex. However, we do not have agreements for supplies of Oncoprex or any of our other potential product candidates. Each supplier may require licenses to manufacture such components if such processes are not owned by the supplier or in the public domain and we may be unable to transfer or sublicense the intellectual property rights we may have or later obtain with respect to such activities.

All entities involved in the preparation of therapeutics for clinical trials or commercial sale, including our existing contract manufacturers for Oncoprex, are subject to extensive regulation. Components of a finished therapeutic product approved for commercial sale or used in late-stage clinical trials must be manufactured in accordance with GMP. These regulations govern manufacturing processes and procedures (including record keeping) and the implementation and operation of quality systems to control and assure the quality of investigational products and products approved for sale. Poor control of production processes can lead to the introduction of contaminants, or to inadvertent changes in the properties or stability of our current and potential product candidates that may not be detectable in final product testing. We or our contract manufacturers must supply all necessary documentation in support of a BLA on a timely basis and must adhere to the FDA’s GLP and GMP regulations enforced by the FDA through its facilities inspection program. Our facilities and quality systems and the facilities and quality systems of some or all of our third-party contractors must pass a pre-approval inspection for compliance with the applicable regulations as a condition of regulatory approval of our current and potential product candidates or any of our other potential products. In addition, the regulatory authorities may, at any time, audit or inspect a manufacturing facility involved with the preparation of our current and potential product candidates or our other potential products or the associated quality systems for compliance with the regulations applicable to the activities being conducted. If these facilities do not pass a pre-approval plant inspection, FDA approval of the products may not be granted.

The regulatory authorities also may, at any time following approval of a product for sale, audit our manufacturing facilities or those of our third-party contractors. If any such inspection or audit identifies a failure to comply with applicable regulations or if a violation of our product specifications or applicable regulations occurs independent of such an inspection or audit, we or the relevant regulatory authority may require remedial measures that may be costly and/or time-consuming for us or a third party to implement and that may include the temporary or permanent suspension of a clinical trial or commercial sales or the temporary or permanent closure of a facility. Any such remedial measures imposed upon us or third parties with whom we contract could materially harm our business.

If we or any of our third-party manufacturers fail to maintain regulatory compliance, the FDA can impose regulatory sanctions including, among other things, refusal to approve a pending application for a new drug product or biologic product or revocation of a pre-existing approval. As a result, our business, financial condition and results of operations may be materially harmed.

Additionally, if supply from one approved manufacturer is interrupted, there could be a significant disruption in commercial supply. An alternative manufacturer would need to be qualified through a BLA supplement which could result in further delay. The regulatory agencies may also require additional studies if a new manufacturer is relied upon for commercial production. Switching manufacturers may involve substantial costs and is likely to result in a delay in our desired clinical and commercial timelines.

These factors could cause the delay of clinical trials, regulatory submissions, required approvals or commercialization of our current and potential product candidates, cause us to incur higher costs and prevent us from commercializing our products successfully. Furthermore, if our suppliers fail to meet contractual requirements, and we are unable to secure one or more replacement suppliers capable of production at a substantially equivalent cost, our clinical trials may be delayed or we could lose potential revenue.

If we obtain approval to commercialize any of our product candidates outside the United States, a variety of risks associated with international operations could materially adversely affect our business.

We expect that we will be subject to additional risks in commercializing any of our product candidates outside the United States, including the following, any one or combination of which could have a material adverse effect on our business:

•	different regulatory requirements for approval of drugs and biologics in foreign countries;

•	reduced protection for intellectual property rights;

•	unexpected changes in tariffs, trade barriers and regulatory requirements;

•	economic weakness, including inflation, or political instability in particular foreign economies and markets;

•	compliance with tax, employment, immigration and labor laws for employees living or traveling abroad;

•	foreign currency fluctuations, which could result in increased operating expenses and reduced revenues, and other obligations incident to doing business in another country;

•	workforce uncertainty in countries where labor unrest is more common than in the United States;

•	production shortages resulting from any events affecting raw material supply or manufacturing capabilities abroad; and

•	business interruptions resulting from geopolitical actions, including war and terrorism or natural disasters including earthquakes, typhoons, floods, fires and medical epidemics.

If we fail to comply with environmental, health and safety laws and regulations, we could become subject to fines or penalties or incur costs that could have a material adverse effect on the success of our business.

We may become subject to federal, state and local laws and regulations governing the use, manufacture, storage, handling and disposal of hazardous materials and certain waste products, including numerous environmental, health and safety laws and regulations, such as those governing laboratory procedures and the handling, use, storage, treatment and disposal of hazardous materials and wastes. Our operations may in the future involve the use of hazardous materials, including chemicals and biological materials. Our operations may also produce hazardous waste products. We generally contract with third parties for the disposal of these materials and wastes. We cannot eliminate the risk of contamination or injury from these materials. In the event of contamination or injury resulting from our use of hazardous materials, we could be held liable for any resulting damages, and any liability could exceed our resources. We also could incur significant costs associated with civil or criminal fines and penalties. In addition, we may incur substantial costs in order to comply with current or future environmental, health and safety laws and regulations. These current or future laws and regulations may impair our research, development or production efforts. Failure to comply with these laws and regulations also may result in substantial fines, penalties or other sanctions.

Risks Related to Our Dependence on Third Parties

We may not be successful in establishing and maintaining development and commercialization collaborations, which could adversely affect our ability to develop certain of our current and potential product candidates and our financial condition and operating results.

Because developing pharmaceutical products, conducting clinical trials, obtaining regulatory approval, establishing manufacturing capabilities and marketing approved products are expensive, we may enter into collaborations with companies that have the required expertise. Additionally, if any of our current and potential product candidates receives marketing approval, we may enter into sales and marketing arrangements with third parties. If we are unable to enter into arrangements on acceptable terms, if at all, we may be unable to effectively market and sell our products in our target markets. We expect to face competition in seeking appropriate collaborators. Moreover, collaboration arrangements are complex and time consuming to negotiate, document and implement and they may require substantial resources to maintain. We may not be successful in our efforts to establish and implement collaborations or other alternative arrangements for the development of our current and potential product candidates.

When we collaborate with a third party for development and commercialization of a product candidate, we can expect to relinquish some or all of the control over the future success of that product candidate to the third party.

One or more of our collaboration partners may not devote sufficient resources to the commercialization of our current and potential product candidates or may otherwise fail in their commercialization. The terms of any collaboration or other arrangement that we establish may contain provisions that are not favorable to us. In addition, any collaboration that we enter into may be unsuccessful in the development and commercialization of our current and potential product candidates. In some cases, we may be responsible for continuing preclinical and initial clinical development of a product candidate or research program under a collaboration arrangement, and the payment we receive from our collaboration partner may be insufficient to cover the cost of this development. If we are unable to reach agreements with suitable collaborators for our current and potential product candidates, we would face increased costs, we may be forced to limit the number of our current and potential product candidates we can commercially develop or the territories in which we commercialize them. As a result, we might fail to commercialize products or programs for which a suitable collaborator cannot be found. If we fail to achieve successful collaborations, our operating results and financial condition could be materially and adversely affected.

We rely, and expect to continue to rely, on third parties to conduct, supervise and monitor our clinical trials, and if these third parties perform in an unsatisfactory manner, it may harm our business.

We rely on CROs and clinical trial sites to ensure our clinical trials are conducted properly and on time. While we have or will have agreements governing their activities, we may have limited influence over their actual performance. We control only certain aspects of our CROs’ activities. Nevertheless, we are responsible for ensuring that each of our clinical trials is conducted in accordance with the applicable protocol, legal, regulatory and scientific standards, and our reliance on the CROs does not relieve us of our regulatory responsibilities.

We and our CROs are required to comply with the GCPs for conducting, recording and reporting the results of clinical trials to assure that the data and reported results are credible and accurate and that the rights, integrity and confidentiality of clinical trial participants are protected. The FDA enforces these GCPs through periodic inspections of study sponsors, principal investigators and clinical trial sites. If we or our CROs fail to comply with applicable GCPs, the clinical data generated in our future clinical trials may be deemed unreliable, and the FDA may require us to perform additional clinical trials before approving any marketing applications. Upon inspection, the FDA may determine that our clinical trials did not comply with GCPs. In addition, our ongoing and future clinical trials will require a sufficient number of test subjects to evaluate the safety and effectiveness of our current and potential product candidates. Accordingly, if our CROs fail to comply with these regulations or fail to recruit a sufficient number of patients, we may be required to repeat such clinical trials, which would delay the regulatory approval process.

Our CROs are not our employees, and we are not able to directly monitor whether or not they devote sufficient time and resources to our clinical and nonclinical programs. These CROs may also have relationships with other commercial entities, including our competitors, for whom they may also be conducting clinical trials or other drug development activities that could harm our competitive position. If our CROs do not successfully carry out their contractual duties or obligations, fail to meet expected deadlines, or if the quality or accuracy of the clinical data they obtain is compromised due to their failure to adhere to our clinical protocols or regulatory requirements, or for any other reasons, our clinical trials may be extended, delayed or terminated, and we may not be able to obtain regulatory approval for or successfully commercialize our current and potential product candidates. As a result, our financial results and the commercial prospects for our current and potential product candidates would be harmed, our costs could increase and our ability to generate revenues could be delayed.

We rely, and expect to continue to rely, on third parties to distribute, manufacture and perform release testing for our current and potential product candidates and other key materials and if such third parties do not carry out their contractual duties or meet expected deadlines, we may not be able to obtain regulatory approvals for our current and potential product candidates.

We rely, and intend to continue to rely on third-party contract manufacturing organizations, or CMOs, to produce our current and potential product candidates and other key materials and on third-party contract testing organizations, or CTOs, for the establishment and performance of validated product release assays, but we have not entered into binding agreements with any such CMOs or CTOs to support commercialization. Additionally, any CMO may not have specific experience producing our current and potential product candidates at commercial levels and may not achieve the necessary regulatory approvals or produce our products at the quality, quantities, locations and timing needed to support commercialization. We do not have full control of these CMOs, and they may prioritize other customers or be unable to provide us with enough manufacturing capacity to meet our objectives. We may change our manufacturing process, and there can be no guarantee that the regulatory authorities will approve any new process in a timely manner or ever. Also, as a consequence of the manufacturing change, there may be a requirement to conduct additional preclinical safety or efficacy studies, develop new manufacturing and release assays and/or repeat all or part of the ascending dose safety study in animals or humans. Regulatory requirements ultimately imposed could adversely affect our ability to test, manufacture or market products.

Historically, part of our manufacturing process was conducted in manufacturing facilities at MD Anderson Cancer Center. We are transferring this portion of the process to third-party manufacturers. Although we have contracted with contract manufacturers with capabilities to produce the products that we require, no assurance can be given that such contract manufacturers will be able to, and receive all approvals to, produce product sufficient for our trials. In accordance with current GMPs, changing manufacturers may require the re-validation of manufacturing processes and procedures, and may require further preclinical studies or clinical trials to show comparability between the materials produced by different manufacturers. Changing our current or future contract manufacturers may be difficult and could be costly if we do make such a change, which could result in our inability to manufacture our clinical product candidate and a delay in the development of our clinical product candidate. Further, in order to maintain our development timelines in the event of a change in a third-party contract manufacturer, we may incur higher costs to manufacture our clinical product candidate. There can be no guarantee that the regulatory authorities will approve any new process in a timely manner or ever. Regulatory requirements ultimately imposed could adversely affect our ability to test, manufacture or market products.

We intend to rely on third-party manufacturers for our clinical trials and commercialization. We may be unable to negotiate binding agreements with manufacturers to support our commercialization activities at commercially reasonable terms.

No manufacturer we know of currently has the experience or ability to produce our current and potential product candidates at reasonable commercial levels or under full commercial requirements. We may encounter technical or scientific issues related to manufacturing or development that we may be unable to resolve in a timely manner or with available funds. Further, we have not fully completed the characterization and validation activities necessary for commercial and regulatory approvals. If our manufacturing and testing partners do not enable such regulatory approvals, our commercialization efforts may be harmed.

Even if we timely develop a manufacturing process for Oncoprex and successfully transfer it to third-party manufacturers, if such third-party manufacturers are unable to produce our current and potential product candidates in the necessary quantities, or in compliance with GMP or in compliance with pertinent regulatory requirements, and within our planned time frame and cost parameters, the development and sales of our products, if approved, may be materially harmed. The facilities used by our contract manufacturers to manufacture our current and potential product candidates must be approved by the FDA as part of our BLA package, pursuant to inspections that will be conducted after we submit our BLA to the FDA. Although we provide specifications, we do not control the manufacturing process of, and are completely dependent on, our contract manufacturing partners for compliance with GMPs for the manufacture of our current and potential product candidates. If our contract manufacturers cannot successfully manufacture material that conforms to our specifications and the strict regulatory requirements of the FDA or others, we will not be able to secure and/or maintain regulatory approval covering their manufacturing facilities. In addition, we have limited control over the ability of our contract manufacturers to maintain adequate quality control, quality assurance and qualified personnel. If the FDA or a comparable foreign regulatory authority does not approve these facilities for the manufacture of our current and potential product candidates or if it withdraws any such approval in the future, we may need to find alternative manufacturing facilities, which would significantly affect our ability to develop, obtain regulatory approval for or market our current and potential product candidates, if approved. In addition, any failure to achieve and maintain compliance with these laws, regulations and standards could subject us to the risk that we may have to suspend the manufacturing of our current and potential product candidates or that obtained approvals could be revoked, which would adversely affect our business and reputation.

In addition, any significant disruption in our supplier relationships could harm our business. We source key materials, devices and equipment from third parties, either directly through agreements with suppliers or indirectly through our manufacturers who have agreements with suppliers. There is a small number of suppliers for certain key materials and components that are used to manufacture our current and potential product candidates. Such suppliers may not sell these key materials to our manufacturers at the times or quantities we need them or on commercially reasonable terms. We may not have any control over the process or timing of the acquisition of these key materials by our manufacturers.

We also expect to rely on other third parties to store and distribute our products for our clinical trials. Any performance failure on the part of these third parties could delay clinical development or marketing approval of our current and potential product candidates or commercialization of our products, if approved, producing additional losses and depriving us of potential product revenue.

We have completed and may in the future complete related party transactions that were not and may not be conducted on an arm’s length basis.

Our leading drug candidate, Oncoprex, is based upon patents and related technology covered by a patent and technology license agreement between MD Anderson and Introgen Therapeutics, Inc. (such technology license agreement is referred to as the “MD Anderson License Agreement”), under which we have rights to patents covering use of various genes, including the TUSC2 gene, for treatment of cancer, as well as know-how and related intellectual property. In 2007, the MD Anderson License Agreement was sublicensed by Introgen Therapeutics, Inc. to Introgen Research Institute, Inc., a Texas corporation (IRI) and in 2009 this sublicense was assigned by IRI to us, and we granted back to IRI a nonexclusive, royalty-free license to use and practice the licensed technology for non-commercial research purposes. As consideration for this assignment, we agreed to assume all of IRI’s obligations to MD Anderson under the MD Anderson License Agreement, including ongoing patent related expenses and royalty obligations. IRI also agreed in 2011 to provide additional technology licensing opportunities and services to us in return for monthly payments and our obligation to pay to IRI a royalty of 1% on sales of products licensed to us under the MD Anderson License Agreement. We also granted a non-exclusive, royalty-free sublicense to IRI in 2011 for non-commercial research purposes. IRI’s obligations to provide additional technology licensing opportunities and services to us, and our obligation to make monthly payments to IRI, were terminated in 2012; however, our obligation to pay the 1% royalty to IRI upon sales of products licensed to us under the MD Anderson License Agreement is ongoing. This royalty obligation continues for 21 years after the later of the termination of the MD Anderson License Agreement and the termination of the sublicense assigned by IRI to us. IRI is controlled by Rodney Varner and his immediate family members. Mr. Varner is currently Chairman of our board of directors, having joined our board of directors on August 15, 2012, and has been our Chief Executive Officer since August 29, 2012; accordingly, in 2009 and 2011, when the above referenced agreements between IRI and Genprex were entered into, Mr. Varner was neither a member of our board of directors nor an executive officer of Genprex. When the 2011 agreement was entered into, Mr. Varner was deemed to be an “affiliate” of the Company due to his beneficial ownership of approximately 39% of our issued and outstanding shares at that time. Although we believe that these transactions were conducted on an arm’s length basis, it is possible that the terms were less favorable to us than they might have been in a transaction with an unrelated party.

Risks Related to Our Intellectual Property

If we fail to obtain or protect our intellectual property, our business will be impaired.

If we are unable to obtain or protect intellectual property rights related to our current and potential product candidates, we may not be able to compete effectively in our markets. Third party claims of intellectual property infringement may prevent or delay our development and commercialization efforts. We may not be successful in obtaining or maintaining necessary rights to product components and processes for our development pipeline through acquisitions and licenses.

If we fail to comply with our obligations in the agreements under which we license intellectual property rights from third parties or otherwise experience disruptions to our business relationships with our licensors, we could lose license rights that are important to our business. We may be involved in lawsuits to protect or enforce our patents or the patents or our licensors, which could be expensive, time-consuming, and/or unsuccessful.

Obtaining and maintaining patent protection depends upon compliance with various procedural, document submission, fee payment, and other requirements imposed by governmental patent agencies, and our patent protection could be reduced or eliminated for noncompliance with these requirements. Issued patents covering our current and potential product candidates could be found invalid or unenforceable if challenged in court, or could expire before we obtain product approval. The scope of our issued patents could be found to be narrower and provide less protection than we anticipate.

If we fail to comply with our obligations in the agreements under which we license intellectual property, we could lose license rights that are important to our business.

Pursuant to our original license agreement with MD Anderson, we hold a worldwide, exclusive license to certain inventions covering the therapeutic use of TUSC2 and other genes that have been shown to have cancer fighting properties, as well as a number of related technologies. In addition, pursuant to our exclusive license agreement (“UP License Agreement”) with the University of Pittsburgh - of the Commonwealth System of Higher Education (“UP”), UP granted us a worldwide, exclusive license to certain Licensed Technology (as defined in the UP License Agreement), and a worldwide, non-exclusive license to use certain related know-how, all related to diabetes gene therapy. Pursuant to the License Agreement with MD Anderson, we hold a worldwide, exclusive license to TUSC2 in combination with immunotherapies. In addition, we expect to enter into additional license agreements in the future. Our existing and future license agreements may impose various payment and other obligations on us. If we fail to comply with our obligations under these agreements, our licensors may have the right to terminate our licenses, in which event we would not be able to market products covered by such licenses.

Moreover, we may need to obtain licenses from third parties to advance our research or allow commercialization of our current and potential product candidates; however, we may fail to obtain any of such licenses at a reasonable cost or on reasonable terms, if at all. In that event, we may be required to expend significant time and resources to develop or license replacement technology. If we are unable to develop or license replacement technology, we may be unable to develop or commercialize the affected product candidates, which could harm our business significantly. We cannot provide any assurances that third-party patents do not exist which might be enforced against our current product candidates or future products, resulting in either an injunction prohibiting our sales, or, with respect to our sales, an obligation on our part to pay royalties and/or other forms of compensation to third parties.

In certain cases, patent prosecution of our licensed technology may be controlled solely by the licensor. If our licensors fail to obtain and maintain patent or other protection for the proprietary intellectual property we license from them, we could lose our rights to the intellectual property or our exclusivity with respect to those rights, and our competitors could market competing products using the intellectual property. In addition, in certain cases, we control the prosecution of patents resulting from licensed technology. In the event we breach any of our obligations related to such prosecution, we may incur significant liability to our licensing partners. Licensing of intellectual property is of critical importance to our business and involves complex legal, business and scientific issues and is complicated by the rapid pace of scientific discovery in our industry. Disputes may arise regarding intellectual property subject to a licensing agreement, including, but not limited to:

•	the scope of rights granted under the license agreement and other interpretation-related issues;

•	the extent to which our technology and processes infringe intellectual property of the licensor that is not subject to the licensing agreement;

•	the sublicensing of patent and other rights under our collaborative development relationships;

•	our diligence obligations under the license agreement and what activities satisfy those diligence obligations;

•	the ownership of inventions and know-how resulting from the joint creation or use of intellectual property by our licensors and us and our partners; and

•	the priority of invention of patented technology.

If disputes over intellectual property that we have licensed prevent or impair our ability to maintain our current licensing arrangements on acceptable terms, we may be unable to successfully develop and commercialize the affected product candidates.

The intellectual property rights we have licensed from MD Anderson and the UP are subject to the rights of the U.S. government.

The rights we have obtained pursuant to our license agreements with MD Anderson and the UP are made subject to the rights of the U.S. government to the extent that the technology covered by the licensed intellectual property was developed under a funding agreement between such institution and the U.S. government. Additionally, to the extent there is any conflict between our license agreement and applicable laws or regulations, applicable laws and regulations will prevail. Similarly, to the extent there is any conflict between our license agreement with one of these institutions and the institution’s funding agreement with the US government, the terms of the funding agreement will prevail. Some, and possibly all, of our licensed intellectual property rights have been developed in the course of research funded by the U.S. government. As a result, the U.S. government may have certain rights to intellectual property embodied in our current or future products pursuant to the Bayh-Dole Act of 1980. Government rights in certain inventions developed under a government-funded program include a non-exclusive, non-transferable, irrevocable worldwide license to use inventions for any governmental purpose. In addition, the U.S. government has the right to require us, or an assignee or exclusive licensee to such inventions, to grant licenses to any of these inventions to a third party if the U.S. government determines that adequate steps have not been taken to commercialize the invention, that government action is necessary to meet public health or safety needs, that government action is necessary to meet requirements for public use under federal regulations, or that the right to use or sell such inventions is exclusively licensed to an entity within the U.S. and substantially manufactured outside the U.S. without the U.S. government’s prior approval. Additionally, we may be restricted from granting exclusive licenses for the right to use or sell our inventions created pursuant to such agreements unless the licensee agrees to additional restrictions (e.g., manufacturing substantially all of the invention in the U.S.). The U.S. government also has the right to take title to these inventions if we fail to disclose the invention to the government and fail to file an application to register the intellectual property within specified time limits. In addition, the U.S. government may acquire title in any country in which a patent application is not filed within specified time limits. Additionally, certain inventions are subject to transfer restrictions during the term of these agreements and for a period thereafter, including sales of products or components, transfers to foreign subsidiaries for the purpose of the relevant agreements, and transfers to certain foreign third parties. If any of our intellectual property becomes subject to any of the rights or remedies available to the U.S. government or third parties pursuant to the Bayh-Dole Act of 1980, this could impair the value of our intellectual property and could adversely affect our business. The U.S. government has not exercised any of these rights or provided us with any notice of its intent to exercise any of these rights with respect to any of the intellectual property licensed to us by MD Anderson or UP.

If we are unable to protect our intellectual property rights or if our intellectual property rights are inadequate for our technology and product candidates, our competitive position could be harmed.

Our commercial success will depend in part on our ability and the ability of our licensors to obtain and maintain patent and other intellectual property protection in the United States and other countries with respect to our proprietary technology and products. We rely on trade secret, patent, copyright and trademark laws, and confidentiality, licensing and other agreements with employees and third parties, all of which offer only limited protection. We seek to protect our proprietary position by filing and prosecuting patent applications in the United States and abroad related to our novel technologies and products that are important to our business.

The patent positions of biotechnology and pharmaceutical companies generally are highly uncertain, involve complex legal and factual questions and have in recent years been the subject of much litigation. As a result, the issuance, scope, validity, enforceability and commercial value of our patents, including those patent rights licensed to us by third parties, are highly uncertain. The steps we or our licensors have taken to protect our proprietary rights may not be adequate to preclude misappropriation of our proprietary information or infringement of our intellectual property rights, both inside and outside of the United States. Further, the examination process may require us or our licensors to narrow the claims for our pending patent applications, which may limit the scope of patent protection that may be obtained if these applications issue. The rights already granted under any of our currently issued patents or those licensed to us and those that may be granted under future issued patents may not provide us with the proprietary protection or competitive advantages we are seeking. If we or our licensors are unable to obtain and maintain patent protection for our technology and products, or if the scope of the patent protection obtained is not sufficient, our competitors could develop and commercialize technology and products similar or superior to ours, and our ability to successfully commercialize our technology and products may be adversely affected. It is also possible that we or our licensors will fail to identify patentable aspects of inventions made in the course of our development and commercialization. It is also possible that as research and development progresses, the direction of our intellectual property strategy and patent portfolio will change, resulting in strategic business decisions to allow certain patents or patent applications to be abandoned or lapse.

With respect to patent rights, we do not know whether any of the pending patent applications relating to any of our current and potential product candidates will result in the issuance of patents that effectively protect our technology or products, or if any of our licensors’ issued patents will effectively prevent others from commercializing competitive technologies and products. Publications of discoveries in the scientific literature often lag behind the actual discoveries, and patent applications in the United States and other jurisdictions are typically not published until 18 months after filing or in some cases not at all, until they are issued as a patent. Therefore, we cannot be certain that we or our licensors were the first to make the inventions claimed in our owned or licensed patents or pending patent applications, or that we or our licensors were the first to file for patent protection of such inventions.

Our pending applications cannot be enforced against third parties practicing the technology claimed in such applications unless and until a patent issues from such applications. Because the issuance of a patent is not conclusive as to its inventorship, scope, validity or enforceability, issued patents that we have licensed from third parties may be challenged in the courts or patent offices in the United States and abroad. Such challenges may result in the loss of patent protection, the narrowing of claims in such patents or the invalidity or unenforceability of such patents, which could limit our ability to stop others from using or commercializing similar or identical technology and products, or limit the duration of the patent protection for our technology and products. Protecting against the unauthorized use of our or our licensor’s patented technology, trademarks and other intellectual property rights is expensive, difficult and may in some cases not be possible. In some cases, it may be difficult or impossible to detect third-party infringement or misappropriation of our intellectual property rights, even in relation to issued patent claims, and proving any such infringement may be even more difficult.

Third-party claims of intellectual property infringement may prevent or delay our development and commercialization efforts.

Our commercial success depends in part on our avoiding infringement of the patents and proprietary rights of third parties. There is a substantial amount of litigation, both within and outside the United States, involving patent and other intellectual property rights in the biotechnology and pharmaceutical industries, including patent infringement lawsuits, interferences, oppositions and inter partes reexamination proceedings before the US Patent and Trademark Office (“US PTO”) and corresponding foreign patent offices. Numerous US and foreign issued patents and pending patent applications, which are owned by third parties, exist in the fields in which we are pursuing development candidates. As the biotechnology and pharmaceutical industries expand and more patents are issued, the risk increases that our current and potential product candidates may be subject to claims of infringement of the patent rights of third parties.

Third parties may in the future assert that we are employing their proprietary technology without authorization. There may be third-party patents or patent applications with claims to materials, formulations, methods of manufacture or methods for treatment related to the use or manufacture of our current and potential product candidates. Because patent applications can take many years to issue, there may be currently pending patent applications which may later result in issued patents that our current and potential product candidates may infringe. In addition, third parties may obtain patents in the future and claim that use of our technologies infringes upon these patents. If any third-party patents were held by a court of competent jurisdiction to cover the manufacturing process of any of our current and potential product candidates, or any final product itself, the holders of any such patents may be able to block our ability to commercialize such product candidate unless we obtained a license under the applicable patents, or until such patents expire.

Similarly, if any third-party patents were held by a court of competent jurisdiction to cover aspects of our formulations, processes for manufacture or methods of use, including combination therapy, the holders of any such patents may be able to block our ability to develop and commercialize the applicable product candidate unless we obtained a license or until such patent expires. In either case, such a license may not be available on commercially reasonable terms or at all.

Parties making claims against us may obtain injunctive or other equitable relief, which could effectively block our ability to further develop and commercialize one or more of our current and potential product candidates. Defense of these claims, regardless of their merit, may involve substantial litigation expense and would be a substantial diversion of employee resources from our business. In the event of a successful claim of infringement against us, we may have to pay substantial damages, including treble damages and attorneys’ fees for willful infringement, pay royalties, redesign our infringing products or obtain one or more licenses from third parties, which may be impossible or require substantial time and monetary expenditure.

We may not be successful in obtaining or maintaining necessary rights to product components and processes for our development pipeline through acquisitions and in-licenses.

Presently we believe that we have rights to the intellectual property, through licenses from third parties to develop our current and potential product candidates. Because our programs may involve additional product candidates that may require the use of proprietary rights held by third parties, the growth of our business may depend in part on our ability to acquire, in-license or use these proprietary rights. In addition, our current and potential product candidates may require specific formulations to work effectively and efficiently and these rights may be held by others. We may be unable to acquire or in-license any compositions, methods of use, processes or other third-party intellectual property rights from third parties on reasonable terms, if at all. The licensing and acquisition of third-party intellectual property rights is a competitive area, and a number of more established companies are also pursuing strategies to license or acquire third-party intellectual property rights that we may consider attractive. These established companies may have a competitive advantage over us due to their size, cash resources and greater clinical development and commercialization capabilities. If we are unable to successfully obtain rights to required third-party intellectual property rights, our business, financial condition and prospects for growth could suffer.

Confidentiality agreements with employees and others may not adequately prevent disclosure of trade secrets and other proprietary information and may not adequately protect our intellectual property.

We rely on trade secrets to protect our proprietary technologies, especially where we do not believe patent protection is appropriate or obtainable. However, trade secrets are difficult to protect. We rely in part on confidentiality agreements with our employees, consultants, outside scientific collaborators, sponsored researchers and other advisors to protect our trade secrets and other proprietary information. These agreements may not effectively prevent disclosure of confidential information and may not provide an adequate remedy in the event of unauthorized disclosure of confidential information. In addition, others may independently discover our trade secrets and proprietary information. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights, and failure to obtain or maintain trade secret protection could adversely affect our competitive business position.

Our reliance on third parties may require us to share our trade secrets, which increases the possibility that a competitor will discover them or that our trade secrets will be misappropriated or disclosed.

Because we rely on third parties to manufacture our current and potential product candidates, and because we collaborate with various organizations and academic institutions on the advancement of our current and potential product candidates, we must, at times, share trade secrets with them. We seek to protect our proprietary technology in part by entering into confidentiality agreements and, if applicable, material transfer agreements, collaborative research agreements, consulting agreements or other similar agreements with our manufacturers, collaborators, advisors, employees and consultants prior to beginning research or disclosing proprietary information. These agreements typically limit the rights of the third parties to use or disclose our confidential information, such as trade secrets. Despite the contractual provisions employed when working with third parties, the need to share trade secrets and other confidential information increases the risk that such trade secrets become known by our competitors, are inadvertently incorporated into the technology of others, are used inappropriately to create new inventions or are disclosed or used in violation of these agreements. Given that our proprietary position is based, in part, on our know-how and trade secrets, a competitor’s discovery of our trade secrets or other unauthorized use or disclosure would impair our competitive position and may have a material adverse effect on our business.

In addition, these agreements typically restrict the ability of our collaborators, advisors, employees and consultants to publish data potentially relating to our trade secrets. Our academic collaborators typically have rights to publish data, provided that we are notified in advance and may delay publication for a specified time in order to secure our intellectual property rights arising from the collaboration. In other cases, publication rights are controlled exclusively by us, although in some cases we may share these rights with other parties. We may also conduct joint research and development programs that may require us to share trade secrets under the terms of research and development partnerships or similar agreements. Despite our efforts to protect our trade secrets, our competitors may discover our trade secrets through breach of these agreements, independent development or publication of information including our trade secrets in cases where we do not have proprietary or otherwise protected rights at the time of publication. A competitor’s discovery of our trade secrets may impair our competitive position and have an adverse impact on our business.

We may be involved in lawsuits to protect or enforce our patents or the patents of our licensors, which could be expensive, time-consuming and unsuccessful.

Competitors may infringe our patents or the patents of our licensors. To counter infringement or unauthorized use, we may be required to file infringement claims, which can be expensive and time-consuming. In addition, in an infringement proceeding, a court may decide that a patent of ours or our licensors is not valid, is unenforceable and/or is not infringed, or may refuse to stop the other party from using the technology at issue on the grounds that our patents do not cover the technology in question. An adverse result in any litigation or defense proceedings could put one or more of our patents at risk of being invalidated or interpreted narrowly and could put our patent applications at risk of not issuing.

Interference proceedings provoked by third parties or brought by us may be necessary to determine the priority of inventions with respect to our patents or patent applications or those of our licensors. An unfavorable outcome could require us to cease using the related technology or to attempt to license rights to it from the prevailing party. Our business could be harmed if the prevailing party does not offer us a license on commercially reasonable terms. Our defense of litigation or interference proceedings may fail and, even if successful, may result in substantial costs and distract our management and other employees. We may not be able to prevent, alone or with our licensors, misappropriation of our intellectual property rights, particularly in countries where the laws may not protect those rights as fully as in the United States.

Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation. There could also be public announcements of the results of hearings, motions or other interim proceedings or developments. If securities analysts or investors perceive these results to be negative, it could have a material adverse effect on the price of our common stock.

Obtaining and maintaining our patent protection depends on compliance with various procedural, document submission, fee payment and other requirements imposed by governmental patent agencies, and our patent protection could be reduced or eliminated for non-compliance with these requirements.

Periodic maintenance fees, renewal fees, annuity fees and various other governmental fees on patents and/or applications will be due to be paid to the US PTO and various governmental patent agencies outside of the United States in several stages over the lifetime of the patents and/or applications. We employ an outside firm and rely on our outside counsel to pay these fees due to non-US patent agencies. The US PTO and various non-US governmental patent agencies require compliance with a number of procedural, documentary, fee payment and other similar provisions during the patent application process. Although an inadvertent lapse can be cured by payment of a late fee or by other means in accordance with the applicable rules, there are situations in which non-compliance can result in abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. In such an event, our competitors might be able to enter the market which would have a material adverse effect on our business.

Issued patents covering our current and potential product candidates could be found invalid or unenforceable if challenged in court.

If we or one of our licensing partners, including MD Anderson or UP, initiate legal proceedings against a third party to enforce a patent covering one of our current or potential product candidates, the defendant could counterclaim that the patent covering our product candidate is invalid and/or unenforceable. In patent litigation in the United States, defendant counterclaims alleging invalidity and/or unenforceability are commonplace. Grounds for a validity challenge could be an alleged failure to meet any of several statutory requirements, including lack of novelty, obviousness or non-enablement. Grounds for an unenforceability assertion could be an allegation that someone connected with prosecution of the patent withheld relevant information from the US PTO, or made a misleading statement, during prosecution. Third parties may also raise similar claims before administrative bodies in the United States or abroad, even outside the context of litigation. Such mechanisms include re-examination, post grant review and equivalent proceedings in foreign jurisdictions (e.g., opposition proceedings). Such proceedings could result in revocation or amendment to our patents in such a way that they no longer cover our current and potential product candidates. The outcome following legal assertions of invalidity and unenforceability is unpredictable. With respect to the validity question, for example, we cannot be certain that there is no invalidating prior art, of which we and the patent examiner were unaware during prosecution. If a defendant were to prevail on a legal assertion of invalidity and/or unenforceability, we would lose at least part, and perhaps all, of the patent protection on our current and potential product candidates. Such a loss of patent protection would have a material adverse impact on our business.

We may be subject to claims that our employees, consultants or independent contractors have wrongfully used or disclosed confidential information of third parties or that our employees have wrongfully used or disclosed alleged trade secrets of their former employers.

We now and in the future may employ individuals who were previously employed at universities or other biotechnology or pharmaceutical companies, including our competitors or potential competitors. Although we try to ensure that our employees, consultants and independent contractors do not use the proprietary information or know-how of others in their work for us, we may be subject to claims that we or our employees, consultants or independent contractors have inadvertently or otherwise used or disclosed intellectual property, including trade secrets or other proprietary information, of any of our employee’s former employer or other third parties. Litigation may be necessary to defend against these claims. If we fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel, which could adversely impact our business. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management and other employees.

We may be subject to claims challenging the inventorship or ownership of our patents and other intellectual property.

We may be subject to claims that former employees, collaborators or other third parties have an ownership interest in our patents or other intellectual property. We may have potential ownership disputes arising, for example, from conflicting obligations of consultants, collaborators or others who are involved in developing our current and potential product candidates. Litigation may be necessary to defend against these and other claims challenging inventorship or ownership. If we fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights, such as exclusive ownership of, or right to use, valuable intellectual property. Such an outcome could have a material adverse effect on our business. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management and other employees.

Changes in U.S. patent law could diminish the value of patents in general, thereby impairing our ability to protect our products.

The United States has enacted and is currently implementing wide-ranging patent reform legislation. Recent U.S. Supreme Court rulings have narrowed the scope of patent protection available in certain circumstances and weakened the rights of patent owners in certain situations. In addition to increasing uncertainty with regard to our ability to obtain patents in the future, this combination of events has created uncertainty with respect to the value of patents, once obtained. Depending on decisions by the U.S. Congress, the federal courts and the U.S. PTO, the laws and regulations governing patents could change in unpredictable ways that would weaken our ability to obtain new patents or to enforce our existing patents and patents that we might obtain in the future.

We have not yet registered the trademark for Oncoprex, and failure to secure such registration could adversely affect our business.

While we have submitted trademark applications for the marks “GENPREX” and “ONCOPREX”, these marks have not yet been approved by the US PTO. During trademark registration proceedings, our application may be rejected. Although we would be given an opportunity to respond to the rejection of a trademark application, we may be unable to overcome such rejection. In addition, with respect to the US PTO and comparable agencies in many foreign jurisdictions, third parties are given an opportunity to oppose pending trademark applications and to seek to cancel registered trademarks. Opposition or cancellation proceedings may be filed against our trademarks, and our trademarks may not survive such proceedings. Moreover, any name we propose to use with our current and potential product candidates in the United States must be approved by the FDA, regardless of whether we have registered it, or applied to register it, as a trademark. The FDA typically conducts a review of proposed product names, including an evaluation of potential for confusion with other product names. If the FDA objects to any of our proposed proprietary product names, we may be required to expend significant additional resources in an effort to identify a suitable substitute name that would qualify under applicable trademark laws, not infringe the existing rights of third parties and be acceptable to the FDA.

We may not be able to protect our intellectual property rights throughout the world.

Filing, prosecuting and defending patents on product candidates in all countries throughout the world would be prohibitively expensive, and our intellectual property rights in some countries outside the United States can be less extensive than those in the United States. In addition, the laws of some foreign countries do not protect intellectual property rights to the same extent as federal and state laws in the United States. Consequently, we may not be able to prevent third parties from practicing our inventions in all countries outside the United States, or from selling or importing products made using our inventions in and into the United States or other jurisdictions. Competitors may use our technologies in jurisdictions where we have not obtained patent protection to develop their own products and further, may export otherwise infringing products to territories where we have patent protection, but enforcement is not as strong as that in the United States. These products may compete with our products and our patents or other intellectual property rights may not be effective or sufficient to prevent them from competing.

Many companies have encountered significant problems in protecting and defending intellectual property rights in foreign jurisdictions. The legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of patents, trade secrets and other intellectual property protection, particularly those relating to biotechnology products, which could make it difficult for us to stop the infringement of our patents or marketing of competing products in violation of our proprietary rights generally. Proceedings to enforce our patent rights in foreign jurisdictions could result in substantial costs and divert our efforts and attention from other aspects of our business, could put our patents at risk of being invalidated or interpreted narrowly and our patent applications at risk of not issuing and could provoke third parties to assert claims against us. We may not prevail in any lawsuits that we initiate, and the damages or other remedies awarded, if any, may not be commercially meaningful. Accordingly, our efforts to enforce our intellectual property rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that we develop or license.

Risks Related to Employee Matters and Managing Growth

We have no sales, marketing or distribution experience and we will have to invest significant resources to develop those capabilities or enter into acceptable third-party sales and marketing arrangements.

We have no sales, marketing or distribution experience. To develop sales, distribution and marketing capabilities, we will have to invest significant amounts of financial and management resources, some of which will need to be committed prior to any confirmation that Oncoprex or any of our other potential product candidates will be approved by the FDA. For product candidates for which we decide to perform sales, marketing and distribution functions ourselves or through third parties, we could face a number of additional risks, including that we or our third-party sales collaborators may not be able to build and maintain an effective marketing or sales force, and we may experience difficulty in managing the growth of our organization. If we use third parties to market and sell our products, we may have limited or no control over their sales, marketing and distribution activities on which our future revenues may depend.

We may not be able to manage our business effectively if we are unable to attract and retain key personnel and consultants.

As of May 12, 2020, we had eight full-time employees. As we advance our current and potential product candidates through preclinical studies and clinical trials, we will need to increase our clinical trial management, product development, manufacturing, regulatory, and administrative headcount to manage these programs. In addition, to meet our obligations as a public company, we may need to increase our general and administrative capabilities. We may not be able to attract or retain qualified personnel and consultants due to the intense competition for qualified personnel and consultants among biotechnology, pharmaceutical and other businesses. If we are not able to attract and retain necessary personnel and consultants to accomplish our business objectives, we may experience constraints that will significantly impede the achievement of our development objectives, our ability to raise additional capital and our ability to implement our business strategy.

We are highly dependent on the development, regulatory, commercialization and business development expertise of our management team, key employees and consultants. Any of our executive officers or key employees or consultants may terminate their employment or engagement with us at any time. If we lose one or more of our executive officers or key employees or consultants, our ability to implement our business strategy successfully could be seriously harmed. Replacing executive officers, key employees and consultants may be difficult and may take an extended period of time because of the limited number of individuals in our industry with the breadth of skills and experience required to develop, gain regulatory approval of and commercialize products successfully. Competition to hire and retain employees and consultants from this limited pool is intense, and we may be unable to hire, train, retain or motivate these additional key personnel and consultants. Our failure to retain key personnel or consultants could materially harm our business.

In addition, we have scientific and clinical advisors and consultants who assist us in formulating our research, development and clinical strategies. These advisors are not our employees and may have commitments to, or consulting or advisory contracts with, other entities that may limit their availability to us and typically they will not enter into non-compete agreements with us. If a conflict of interest arises between their work for us and their work for another entity, we may lose their services. In addition, our advisors may have arrangements with other companies to assist those companies in developing products or technologies that may compete with ours.

We may use our financial and human resources to pursue a particular research program or product candidate and fail to capitalize on programs or product candidates that may be more profitable or for which there is a greater likelihood of success.

Because we have limited resources, we may forego or delay pursuit of opportunities with certain programs or product candidates or for indications that later prove to have greater commercial potential. Our resource allocation decisions may cause us to fail to capitalize on viable commercial products or profitable market opportunities. Our spending on current and future research and development programs for product candidates may not yield any commercially viable products. If we do not accurately evaluate the commercial potential or target market for a particular product candidate, we may relinquish valuable rights to that product candidate through strategic collaboration, licensing or other royalty arrangements in cases in which it would have been more advantageous for us to retain sole development and commercialization rights to such product candidate, or we may allocate internal resources to a product candidate in a therapeutic area in which it would have been more advantageous to enter into a partnering arrangement.

If we engage in future acquisitions or strategic partnerships, this may increase our capital requirements, dilute our stockholders, cause us to incur debt or assume contingent liabilities, and subject us to other risks.

We may evaluate and enter into various acquisitions and strategic partnerships, including licensing or acquiring additional products, intellectual property rights, technologies, or businesses. Any potential acquisition or strategic partnership may entail numerous risks, including:

•	increased operating expenses and cash requirements;
•	the assumption of additional indebtedness or contingent liabilities;
•	the issuance of our equity securities;
•	assimilation of operations, intellectual property and products of an acquired company, including difficulties associated with integrating new personnel;
•	difficulties in achieving anticipated cost savings, synergies, business opportunities, and growth prospects from any business combination;
•	the diversion of our management’s attention from our existing product programs and initiatives in pursuing such a strategic merger or acquisition;
•	retention of key employees, the loss of key personnel, and uncertainties in our ability to maintain key business relationships;
•	risks and uncertainties associated with the other party to such a transaction, including the prospects of that party and their existing products or product candidates and marketing approvals; and
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our inability to generate revenue from acquired technology and/or products sufficient to meet our objectives in undertaking the acquisition or even to offset the associated acquisition and maintenance costs.

In addition, if we undertake acquisitions, we may issue dilutive securities, assume or incur debt obligations, incur large one-time expenses and acquire intangible assets that could result in significant future amortization expense. Moreover, we may not be able to locate suitable acquisition opportunities and this inability could impair our ability to grow or obtain access to technology or products that may be important to the development of our business.

Risks Relating to Owning Our Common Stock

The market price of our common stock may be highly volatile, and you may lose all or part of your investment.

The market price of our common stock is likely to be volatile. Our stock price could be subject to wide fluctuations in response to a variety of factors, including the following:

•	inability to obtain additional funding;
•	adverse results or delays in preclinical or clinical trials;
•	reports of adverse events in other gene therapy products or clinical trials of such products;
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any delay in filing an IND or BLA for any of our current and potential product candidates and any adverse development or perceived adverse development with respect to the FDA’s review of that IND or BLA;

•	failure to develop successfully and commercialize our current and potential product candidates;
•	failure to maintain our existing strategic collaborations or enter into new collaborations;
•	failure by us or our licensors and strategic collaboration partners to prosecute, maintain or enforce our intellectual property rights;
•	changes in laws or regulations applicable to our products and product candidates;
•	inability to obtain adequate product supply for our current and potential product candidates or inability to do so at acceptable prices;
•	adverse regulatory decisions;
•	introduction of new products, services or technologies by our competitors;
•	failure to meet or exceed financial projections we may provide to the public;
•	failure to meet or exceed the financial projections of the investment community;
•	the perception of the pharmaceutical industry by the public, legislatures, regulators and the investment community;
•	announcements of significant acquisitions, strategic partnerships, joint ventures or capital commitments by us, our strategic collaboration partners or our competitors;
•	disputes or other developments relating to proprietary rights, including patents, litigation matters and our ability to obtain patent protection for our technologies;
•	additions or departures of key scientific or management personnel;
•	significant lawsuits, including patent or stockholder litigation;
•	changes in the market valuations of similar companies;
•	sales of our common stock by us or our stockholders in the future;
•	trading volume of our common stock; and
•	other events or factors, many of which may be out of our control, including, but not limited to, pandemics such as COVID-19, war, or other acts of God.

In addition, companies trading in the stock market in general, and The Nasdaq Capital Market in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies. Broad market and industry factors may negatively affect the market price of our common stock, regardless of our actual operating performance.

We are currently listed on The Nasdaq Capital Market. If we are unable to maintain listing of our securities on Nasdaq or any stock exchange, our stock price could be adversely affected and the liquidity of our stock and our ability to obtain financing could be impaired and it may be more difficult for our stockholders to sell their securities.

Our common stock is currently listed on The Nasdaq Capital Market. In order to continue to have our securities listed on The Nasdaq Capital Market, we must maintain and comply with certain standards including, but not limited to, standards relating to corporate governance, stockholders’ equity and market value of listed securities. If we are unable to comply with the continued listing requirements of The Nasdaq Capital Market, our securities may be delisted from The Nasdaq Capital Market. If our securities are delisted from The Nasdaq Capital Market, we could face significant adverse consequences including, but not limited to:

•	a limited availability of market quotations for our securities;

•	a limited amount of news and analyst coverage for our company; and

•	a decreased ability to issue additional securities or obtain additional financing in the future.

Unstable market and economic conditions may have serious adverse consequences on our business, financial condition and stock price.

Global credit and financial markets have experienced volatility and disruptions in past years, including severely diminished liquidity and credit availability, declines in consumer confidence, declines in economic growth, increases in unemployment rates, concerns about medical epidemics, and uncertainty about economic stability. We cannot assure you that further deterioration in credit and financial markets and confidence in economic conditions will not occur, particularly as a result of the continuing outbreak of COVID-19. Our general business strategy may be adversely affected by any such economic downturn, volatile business environment or continued unpredictable and unstable market conditions. If the current equity and credit markets deteriorate, or do not improve, it may make any necessary debt or equity financing more difficult, more costly and more dilutive. Failure to secure any necessary financing in a timely manner and on favorable terms could have a material adverse effect on our growth strategy, financial performance and stock price and could require us to delay or abandon clinical development plans. In addition, there is a risk that one or more of our current service providers, manufacturers and other partners may not survive difficult economic times, which could directly affect our ability to attain our operating goals on schedule and on budget.

We may be at risk of securities class action litigation.

We may be at risk of securities class action litigation. In the past, biotechnology and pharmaceutical companies have experienced significant stock price volatility, particularly when associated with binary events such as clinical trials and product approvals. If we face such litigation, it could result in substantial costs and a diversion of management’s attention and resources, which could harm our business and results in a decline in the market price of our common stock.

 We have no intention of declaring dividends in the foreseeable future.

We have never declared or paid cash dividends on our capital stock, and we do not currently anticipate declaring any dividends in the foreseeable future. We anticipate that we will retain all future earnings for the development, operation, and expansion of our business. Any future determination to declare dividends will be made at the discretion of our board of directors and will depend on, among other factors, our financial condition, operating results, capital requirements, contractual restrictions, general business conditions and other factors that our board of directors may deem relevant. Investors in our common stock should not expect to receive dividend income on their investment, and investors will be dependent on the appreciation of our common stock, if any, to earn a return on their investment.

We are an emerging growth company, and we cannot be certain if the reduced reporting requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We are an emerging growth company, as defined in the JOBS Act. For as long as we continue to be an emerging growth company, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding nonbinding advisory votes on executive compensation and stockholder approval of any golden parachute payments not previously approved. We will remain an “emerging growth company” until the earliest of (i) the last day of the fiscal year in which we have total annual gross revenues of $1.07 billion or more; (ii) the last day of our fiscal year following the fifth anniversary of the date of our initial public offering; (iii) the date on which we have issued more than $1 billion in nonconvertible debt during the previous three years; or (iv) the date on which we are deemed to be a large accelerated filer under the rules of the SEC.

Even after we no longer qualify as an emerging growth company, we may still qualify as a “smaller reporting company” which would allow us to take advantage of many of the same exemptions from disclosure requirements including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act and reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

Under the JOBS Act, emerging growth companies can also delay adopting new or revised accounting standards until such time as those standards apply to private companies; however, we have irrevocably elected not to avail ourselves of this exemption from new or revised accounting standards and, therefore, will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies. As a result, changes in rules of U.S. generally accepted accounting principles or their interpretation, the adoption of new guidance or the application of existing guidance to changes in our business could significantly affect our financial position and results of operations.

Financial reporting obligations of being a public company in the United States are expensive and time-consuming, and our management will be required to devote substantial time to compliance matters.

As a publicly traded company we incur significant legal, accounting and other expenses. The obligations of being a public company in the United States require significant expenditures and places significant demands on our management and other personnel, including costs resulting from public company reporting obligations under the Securities Exchange Act of 1934, as amended (Exchange Act) and the rules and regulations regarding corporate governance practices, including those under the Sarbanes-Oxley Act of 2002 (Sarbanes-Oxley Act), the Dodd-Frank Wall Street Reform and Consumer Protection Act, and the listing requirements of The Nasdaq Capital Market. These rules require the establishment and maintenance of effective disclosure and financial controls and procedures, internal control over financial reporting and changes in corporate governance practices, among many other complex rules that are often difficult to implement, monitor and maintain compliance with. Moreover, despite recent reforms made possible by the JOBS Act, the reporting requirements, rules, and regulations will make some activities more time-consuming and costly, particularly after we are no longer an “emerging growth company.” In addition, we expect these rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance. Our management and other personnel will need to devote a substantial amount of time to ensure that we comply with all of these requirements and to keep pace with new regulations, otherwise we may fall out of compliance and risk becoming subject to litigation or being delisted, among other potential consequences.

Failure to maintain effective internal control over our financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act could cause our financial reports to be inaccurate.

We are required pursuant to Section 404 of the Sarbanes-Oxley Act, or Section 404, to maintain internal control over financial reporting and to assess and report on the effectiveness of those controls. This assessment includes disclosure of any material weaknesses identified by our management in our internal control over financial reporting. Although we prepare our financial statements in accordance with accounting principles generally accepted in the United States, our internal accounting controls may not meet all standards applicable to companies with publicly traded securities. If we fail to implement any required improvements to our disclosure controls and procedures, we may be obligated to report control deficiencies and our independent registered public accounting firm may not be able to certify the effectiveness of our internal controls over financial reporting. In either case, we could become subject to regulatory sanction or investigation. Further, these outcomes could damage investor confidence in the accuracy and reliability of our financial statements.

Our management has concluded that our internal controls over financial reporting were, and continue to be, ineffective, and as of the quarter ended March 31, 2020, identified a material weakness in our internal controls due to the lack of segregation of duties. While management is working to remediate the material weakness, there is no assurance that such changes, when economically feasible and sustainable, will remediate the identified material weaknesses or that the controls will prevent or detect future material weaknesses. If we are not able to maintain effective internal control over financial reporting, our financial statements, including related disclosures, may be inaccurate, which could have a material adverse effect on our business.

Our ability to use our net operating loss carryforwards and certain other tax attributes may be limited.

Under Sections 382 and 383 of the Internal Revenue Code of 1986, as amended, or the Code, if a corporation undergoes an “ownership change,” generally defined as a cumulative change in its equity ownership by “5-percent shareholders” of greater than 50 percentage points (by value) over a three-year period, the corporation’s ability to use its pre-change net operating loss carryforwards, or NOLs, and certain other pre-change tax attributes (such as research tax credits) to offset its post-change taxable income and taxes, as applicable, may be limited. We have completed multiple rounds of financing since our inception which may have resulted in an ownership change or could result in an ownership change in the future. We have not completed a Section 382 and 383 analysis regarding any limitations on our NOLs and research and development credit carryforwards and such limitations could be significant. We may also experience ownership changes in the future as a result of subsequent shifts in our stock ownership. As a result, our ability to use our NOLs and research and development credit carryforwards to offset our U.S. federal taxable income and taxes, as applicable, may be subject to limitations, which could potentially result in increased future tax liability to us. In addition, at the state level, similar rules may apply and there may be periods during which the use of NOLs is suspended or otherwise limited, which could accelerate or permanently increase state taxes owed.

Sales of a substantial number of shares of our common stock in the public market could cause our stock price to fall.

If our existing stockholders sell, or indicate an intention to sell, substantial amounts of our common stock in the public market, the market price of our common stock could decline. We are unable to predict the effect that sales may have on the market price of our common stock. If any shares of our common stock are sold, or if it is perceived that they will be sold, in the public market, the market price of our common stock could decline.

Future sales and issuances of our securities could result in additional dilution of the percentage ownership of our shareholders and could cause our share price to fall.

We expect that significant additional capital will be needed in the future to continue our planned operations, including research and development, increased marketing, hiring new personnel, commercializing our products, and continuing activities as an operating public company. To the extent we raise additional capital by issuing equity securities, our shareholders may experience substantial dilution. We may sell common stock, convertible securities or other equity securities in one or more transactions at prices and in a manner we determine from time to time. If we sell common stock, convertible securities or other equity securities in more than one transaction, investors may be materially diluted by subsequent sales. Such sales may also result in material dilution to our existing shareholders, and new investors could gain rights superior to our existing shareholders.

If securities or industry analysts do not publish research or reports about us, or if they adversely change their recommendations regarding our common stock, then our stock price and trading volume could decline.

The trading market for our common stock will be influenced by the research and reports that industry or securities analysts publish about us, our industry and our market. If no analyst elects to cover us and publish research or reports about us, the market for our common stock could be severely limited and our stock price could be adversely affected. In addition, if one or more analysts ceases coverage of us or fails to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline. If one or more analysts who elect to cover us issue negative reports or adversely change their recommendations regarding our common stock, our stock price could decline.

Certain provisions in our organizational documents could enable our board of directors to prevent or delay a change of control.

We are authorized to issue up to 10,000,000 shares of preferred stock, none of which are outstanding as of May 12, 2020. This preferred stock may be issued in one or more series, the terms of which may be determined at the time of issuance by our board of directors without further action by stockholders. The terms of any series of preferred stock may include voting rights (including the right to vote as a series on particular matters), preferences as to dividend, liquidation, conversion and redemption rights and sinking fund provisions. The issuance of any preferred stock could materially adversely affect the rights of the holders of our common stock, and therefore, reduce the value of our common stock. The ability of our board of directors to issue preferred stock also could have the effect of discouraging unsolicited acquisition proposals, thus adversely affecting the market price of our common stock.

In addition, our organizational documents contain provisions that may have the effect of discouraging, delaying or preventing a change of control of, or unsolicited acquisition proposals, that a stockholder might consider favorable. These include provisions:

•

requiring at least 66-2/3% of the voting power of all of our then-outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class, to amend the Amended and Restated Bylaws;

•	providing that the authorized number of directors may be changed only by resolution of the board of directors;
•

providing that the directors may only be removed with cause and the affirmative vote of the holders of at least 66-2/3% of the voting power of all of our then outstanding shares of capital stock entitled to vote generally at the election of directors;

•

providing that all vacancies, including newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;

•	dividing our board of directors into three classes;
•	requiring that any action to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and not be taken by written consent;
•

providing that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide notice in writing in a timely manner and also specify requirements as to the form and content of a stockholder’s notice;

•

that do not provide for cumulative voting rights (therefore allowing the holders of a majority of the shares of common stock entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose); and

•

providing that special meetings of our stockholders may be called only by the Chairman of the board, our Chief Executive Officer or by the board of directors pursuant to a resolution adopted by a majority of the total number of authorized directors.

In addition, Delaware law makes it difficult for stockholders that recently have acquired a large interest in a corporation to cause the merger or acquisition of the corporation against the directors’ wishes. Under Section 203 of the Delaware General Corporation Law, a Delaware corporation may not engage in any merger or other business combination with an interested stockholder for a period of three years following the date that the stockholder became an interested stockholder except in limited circumstances, including by approval of the corporation’s board of directors.

Market and economic conditions may negatively impact our business, financial condition and share price.

Concerns over inflation, energy costs, geopolitical issues, the U.S. mortgage market and a declining real estate market, unstable global credit markets and financial conditions, and volatile oil prices have led to periods of significant economic instability, diminished liquidity and credit availability, declines in consumer confidence and discretionary spending, diminished expectations for the global economy and expectations of slower global economic growth going forward, increased unemployment rates, and increased credit defaults in recent years. Our general business strategy may be adversely affected by any such economic downturns, volatile business environments and continued unstable or unpredictable economic and market conditions. If these conditions continue to deteriorate or do not improve, it may make any necessary debt or equity financing more difficult to complete, more costly, and more dilutive. Failure to secure any necessary financing in a timely manner and on favorable terms could have a material adverse effect on our growth strategy, financial performance, and share price and could require us to delay or abandon development or commercialization plans.

Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws contains an exclusive forum provision with respect to certain actions which may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable and discourage lawsuits against us or our current or former directors or officers and/or stockholders in such capacity.

Our Amended and Restated Bylaws provides that, unless the Company consents in writing to the selection of an alternative forum, the following actions must be brought solely and exclusively in the Court of Chancery of the State of Delaware (i) any derivative action or proceeding brought on behalf of the Company; (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Company’s stockholders; (iii) any action asserting a claim against the Company or any director or officer or other employee of the Company arising pursuant to any provision of the DGCL, the Company’s certificate of incorporation or the Company’s bylaws; or (iv) any action asserting a claim against the Company or any director or officer or other employee of the Company governed by the internal affairs doctrine. We believe that the exclusive forum provision may not apply to suits brought to enforce any liability or duty created by the Securities Act or the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. We believe that to the extent that any such claims may be based upon federal law claims, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Furthermore, we believe that Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with the Company or its directors, officers or other employees, which may discourage such lawsuits against the Company and its directors, officers or other employees. Alternatively, if a court were to find the choice of forum provision contained in our Amended and Restated Certificate of Incorporation or Amended and Restated Bylaws to be inapplicable or unenforceable in an action, the Company may incur additional costs associated with resolving such action in other jurisdictions, which could have a material adverse effect on the Company’s business, results of operations, and financial condition.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS AND INDUSTRY DATA

This prospectus and the documents we incorporate by reference herein include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act") and Section 21E of the Exchange Act. Any statement contained in this prospectus or in the documents we incorporate by reference herein other than a statement of historical fact, may be a forward-looking statement, including statements regarding our future discovery, development and commercialization efforts, strategy, future operations, future financial position, future revenue, projected costs, prospects, plans and objectives of management. In some cases, you can identify forward-looking statements by such terms as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “intend,” “might,” “may,” “plan,” “project,” “should,” “target,” “will,” “would” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements.  Some of the risks, uncertainties and assumptions that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include but are not limited to:

●	our business strategies;

●	the timing of regulatory submissions;

●	our ability to obtain and maintain regulatory approval of our existing product candidates and any other product candidates we may develop, and the labeling under any approval we may obtain;

●	risks relating to the timing and costs of clinical trials, the timing and costs of other expenses;

●	the ultimate impact of the current coronavirus pandemic, or any other health epidemic, on our business, our clinical trials, our research programs, healthcare systems or the global economy as a whole;

●	risks related to market acceptance of products;

●	intellectual property risks;

●	risks associated with our reliance on third party organizations;

●	our competitive position;

●	our industry environment;

●	our anticipated financial and operating results, including anticipated sources of revenues;

●	assumptions regarding the size of the available market, benefits of our products, product pricing, timing of product launches;

●	management’s expectation with respect to future acquisitions;

●	statements regarding our goals, intensions, plans and expectations, including the introduction of new products and markets; and

●	our cash needs and financing plans.

The foregoing list sets forth some, but not all, of the factors that could affect our ability to achieve results described in any forward-looking statements, which speak only as of the date of this prospectus. You should consider these factors and the other cautionary statements made in this prospectus and the documents we incorporate by reference herein as being applicable to all related forward-looking statements wherever they appear in this prospectus or the documents incorporated by reference. While we may elect to update forward-looking statements wherever they appear in this prospectus or the documents incorporated by reference herein, we do not assume, and specifically disclaim, any obligation to do so, whether as a result of new information, future events or otherwise, unless required by law.

This prospectus also includes statistical and other industry and market data that we obtained from industry publications and research, surveys and studies conducted by third parties. All of the market data used in this prospectus involves a number of assumptions and limitations, and you are cautioned not to give undue weight to such data. We believe that the information from these industry publications, surveys and studies is reliable. The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of important factors, including those risks discussed (i) under the heading “Risk Factors” on page 10 of this prospectus, (ii) in the section titled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2019, as filed with the SEC on March 30, 2020 (the “Annual Report”) that is incorporated by reference in this prospectus, and (iii) in other filings we make with the SEC from time to time. These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

USE OF PROCEEDS

The selling stockholders will receive all of the proceeds from the sale of the Resale Shares offered by them pursuant to this prospectus. We will not receive any proceeds from the sale of the Resale Shares by the selling stockholders covered by this prospectus. However, we will receive proceeds from the warrants if they are exercised for cash. We expect to use the proceeds received from the exercise of the warrants, if any, for working capital purposes.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our capital stock. We currently intend to retain earnings, if any, to finance the growth and development of our business. We do not expect to pay any cash dividends on our common stock in the foreseeable future. Payment of future dividends, if any, will be at the discretion of our board of directors and will depend on our financial condition, results of operations, capital requirements, restrictions contained in any financing instruments, provisions of applicable law and other factors the board deems relevant.

SECURITY OWNERSHIP OF BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of May 12, 2020 by:

●	each person, or group of affiliated persons, who is known by us to be the beneficial owner of more than 5% of our outstanding common stock;
●	each of our directors;
●	each of our named executive officers; and
●	all of our executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC and includes voting or investment power with respect to our common stock. Shares of our common stock subject to options or warrants that are currently exercisable or vested, or exercisable or subject to vesting within 60 days of the date of this prospectus are considered outstanding and beneficially owned by the person holding the options or warrants for the purpose of calculating the percentage ownership of that person but not for the purpose of calculating the percentage ownership of any other person. Except as otherwise noted, the persons and entities in this table have sole voting and investing power with respect to all of the shares of our common stock beneficially owned by them, subject to community property laws, where applicable. The information is not necessarily indicative of beneficial ownership for any other purpose, including for purposes of Section 13(d) and Section 13(g) of the Securities Act.

Applicable percentage ownership is based on 32,854,841 shares of common stock outstanding as of May 12, 2020.

Except as otherwise set forth below, the address of each beneficial owner listed in the table below is c/o Genprex, Inc., Dell Medical School, Health Discovery Building, 1601 Trinity Street, Bldg B, Suite 3.322, Austin, TX 78712.

	Shares Beneficially Owned
Beneficial Owner	Number		Percentage
5% or Greater Stockholders
Christy M. Nance	3,167,694	(1)	9.59%
Hudson Bay Master Fund Ltd (2)	2,725,863	(3)	7.66%
CVI Investments, Inc. (4)	1,905,000		5.80%
Intracoastal Capital LLC (5)	1,905,000		5.80%

Directors and Named Executive Officers
J. Rodney Varner	3,638,141	(6)	10.59%
Ryan M. Confer	802,280	(7)	2.39%
Brent M. Longnecker	11,775	(8)	*
Jose Antonio Moreno Toscano	11,775	(9)	*
William R. Wilson, Jr.	11,775	(10)	*
All current executive officers and directors as a group (7 persons)	4,596,857	(11)	13.05%

*     Represents beneficial ownership of less than 1%.

(1)

Represents (i) 584,735 shares of common stock held by Christy M. Nance, (ii) 2,421,563 shares of common stock held by Domecq Sebastian, LLC (“Domecq Sebastian”) and (iii) 161,396 shares of common stock issuable upon exercise of an option held by Domecq Sebastian. Christy M. Nance is the Managing Member of Domecq Sebastian and in such capacity has voting and dispositive power over the securities held by Domecq Sebastian. The address of Christy M. Nance is 8203 Scenic Ridge Cove, Austin, Texas 78735.

(2)

Hudson Bay Capital Management LP, the investment manager of Hudson Bay Master Fund Ltd., has voting and investment power over these securities. Sander Gerber is the Managing Member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management LP. Each of Hudson Bay Master Fund Ltd. and Sander Gerber disclaim beneficial ownership over these securities. The address of the business office of Hudson Bay Capital Management LP, Hudson Bay Master Fund Ltd., Hudson Bay Capital GP LLC and Sander Gerber is 777 Third Avenue, 30th Floor, New York, New York 10017.

(3)	Represents warrants to purchase an aggregate of 2,725,863 shares of common stock.

(4)

Pursuant to the Schedule 13G filed by CVI Investments, Inc. (“CVI”) and Heights Capital Management, Inc. (“Heights”) on January 31, 2020, Heights is the investment manager of CVI, and in such capacity has the right to vote and dispose of the securities held by CVI. The address of CVI is P.O. Box 309GT, Ugland House, South Church Street, George Town, Grand Cayman KY1-1104, Cayman Islands. The address of Heights is 101 California Street, Suite 3250, San Francisco, California 94111.

(5)

Pursuant to the Schedule 13G filed by Intracoastal Capital LLC (“Intracoastal”), Mitchell P. Kopin and Daniel B. Asher on January 31, 2020, each of Intracoastal, Mr. Kopin and Mr. Asher may be deemed to have beneficial ownership of the shares that are the subject of such Schedule 13G. The address of Intracoastal and of Mr. Kopin is 245 Palm Trail, Delray Beach, Florida 33483, and the address of Mr. Asher is 111 W. Jackson Boulevard, Suite 2000, Chicago, Illinois 60604.

(6)

Represents (i) 534,735 shares of common stock held by J. Rodney Varner, (ii) 1,614,152 shares of common stock held by Laura Lane Biosciences, LLC, (iii) 1,800 shares of common stock held by Alizzita Ltd. and (iv) 1,487,454 shares of common stock issuable upon exercise of options held by J. Rodney Varner. Excludes 324,786 shares of common stock subject to an option held by J. Rodney Varner, which vest in equal monthly installments through January 14, 2022.  J. Rodney Varner is the Manager of Laura Lane Biosciences, LLC and the Manager of Alizzita Ltd. and in such capacities has voting and dipositive power over the securities held by such entities.

(7)

Represents (i) 73,526 shares of common stock and (ii) 728,754 shares of common stock issuable upon exercise of options.  Excludes (i) 72,719 shares of common stock subject to an option which vest in equal quarterly installments through May 23, 2021 and (ii) 121,795 shares of common stock subject to an option which vest in equal monthly installments through January 14, 2022.

(8)	Represents 11,775 shares of common stock issuable upon exercise of options.

(9)	Represents 11,775 shares of common stock issuable upon exercise of options.

(10)	Represents 11,775 shares of common stock issuable upon exercise of options.

(11)

Includes 61,111 shares of common stock issuable upon exercise of options held by Michael T. Redman, who became our Executive Vice President and Chief Operating Officer on March 12, 2020; excludes 488,889 shares of common stock subject to an option held by Mr. Redman, which vest in equal monthly installments through February 12, 2023. Includes 60,000 shares of common stock issuable upon exercise of options held by Catherine M. Vaczy, who became our Executive Vice President and Chief Strategy Officer on March 12, 2020; excludes 480,000 shares of common stock subject to an option held by Ms. Vaczy, which vest in equal monthly installments through February 12, 2023.

SELLING STOCKHOLDERS

On November 20, 2019, we entered into a securities purchase agreement with certain accredited investors pursuant to which we sold an aggregate of 3,167,986 shares of our common stock in a registered direct offering. In a concurrent private placement, we issued each investor a warrant to purchase one share of our common stock for each share of common stock purchased in the registered direct offering for warrants to purchase an aggregate of 3,167,986 shares of our common stock, all of which are being registered for resale pursuant to this prospectus. Furthermore, in connection with the November 2019 offerings, we issued designees of the placement agent warrants to purchase an aggregate of 443,518 shares of common stock, all of which are being registered for resale pursuant to this prospectus.

The transactions by which the selling stockholders acquired the Resale Shares were exempt under the registration provisions of the Securities Act.

The Resale Shares referred to above are being registered to permit public sales of the Resale Shares, and the selling stockholders may offer the shares for resale from time to time pursuant to this prospectus. The selling stockholders may also sell, transfer or otherwise dispose of all or a portion of their shares in transactions exempt from the registration requirements of the Securities Act or pursuant to another effective registration statement covering those shares.

The table below sets forth certain information regarding the selling stockholders and the Resale Shares offered in this prospectus. The selling stockholders have had no material relationship with us within the past three years other than as described in the footnotes to the table below or as a result of their acquisition of our shares or other securities.

Beneficial ownership is determined in accordance with the rules of the SEC. The selling stockholder’s percentage of ownership of our outstanding shares in the table below is based upon 32,854,841 shares of common stock outstanding as of May 12, 2020.

Name of Selling Stockholder	Number of Shares of Common Stock Beneficially Owned Before this Offering (1)		Percentage of Common Stock Beneficially Owned Before this Offering	Shares of Common Stock Offered in this Offering	Shares of Common Stock Beneficially Owned After this Offering (2)	Percentage of Common Stock Beneficially Owned After this Offering (2)
Sabby Volatility Warrant Master Fund, Ltd. (3)	1,725,562	(4)	4.99%	1,583,993	1,141,870	3.36%
Hudson Bay Master Fund Ltd. (5)	2,725,863	(6)	7.66%	1,583,993	1,141,870	3.36%
Anthony Sica (7)	39,916	(8)	*	39,916	0	0%
Stephan A. Stein (7)	59,874	(9)	*	59,874	0	0%
Brandon Ross (7)	220,000	(10)	*	220,000	0	0%
Joseph A. Alagna Jr. (7)	99,794	(11)	*	99,794	0	0%
ToniAnn Romano (7)	23,934	(12)	*	23,934	0	0%
TOTAL				3,611,504

 * Less than 1%.

(1) Under applicable SEC rules, a person is deemed to beneficially own securities which the person has the right to acquire within 60 days through the exercise of any option or warrant or through the conversion of a convertible security. Also under applicable SEC rules, a person is deemed to be the “beneficial owner” of a security with regard to which the person directly or indirectly, has or shares (a) voting power, which includes the power to vote or direct the voting of the security, or (b) investment power, which includes the power to dispose, or direct the disposition, of the security, in each case, irrespective of the person’s economic interest in the security. To our knowledge, subject to community property laws where applicable, each person named in the table has sole voting and investment power with respect to the shares of common stock shown as beneficially owned by such selling stockholder, except as otherwise indicated in the footnotes to the table.

(2) Represents the amount of shares that will be held by the selling stockholder after completion of this offering based on the assumptions that (a) all Resale Shares registered for sale by the registration statement of which this prospectus is part will be sold and (b) no other shares of our common stock are acquired or sold by the selling stockholder prior to completion of this offering. However, each selling stockholder may sell all, some or none of the Resale Shares offered pursuant to this prospectus and may sell other shares of our common stock that they may own pursuant to another registration statement under the Securities Act or sell some or all of their shares pursuant to an exemption from the registration provisions of the Securities Act, including under Rule 144.

(3) Pursuant to the Schedule 13G filed by Sabby Volatility, Sabby Management, and Hal Mintz on November 22, 2019 Sabby Management is the investment manager of Sabby Volatility. Hal Mintz is the Manager of Sabby Management and in such capacity has the right to vote and dispose of the securities held by Sabby Management. The address of Sabby Volatility is c/o Ogier Fiduciary Services (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman KY1-9007, Cayman Islands. The address of Sabby Management is 10 Mountainview Road, Suite 205, Upper Saddle River, New Jersey 07458. The address of Hal Mintz is c/o Sabby Management, 10 Mountainview Road, Suite 205, Upper Saddle River, New Jersey 07458.

(4) Represents warrants to purchase an aggregate of 1,725,562 shares of common stock. Excludes warrants to purchase an aggregate of 1,000,301 shares of common stock which contain an ownership limitation such that the holder may not exercise any of such warrants to the extent that such exercise would result in the holder’s beneficial ownership being in excess of 4.99% of the Company’s issued

(5) Hudson Bay Capital Management LP, the investment manager of Hudson Bay Master Fund Ltd., has voting and investment power over these securities. Sander Gerber is the Managing Member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management LP. Each of Hudson Bay Master Fund Ltd. and Sander Gerber disclaim beneficial ownership over these securities. The address of the business office of Hudson Bay Capital Management LP, Hudson Bay Master Fund Ltd., Hudson Bay Capital GP LLC and Sander Gerber is 777 Third Avenue, 30th Floor, New York, New York 10017.

(6) Represents warrants to purchase an aggregate of 2,725,863 shares of common stock.

(7) The named individual is an officer or employee of Joseph Gunnar & Co., LLC, the placement agent in our November 2019 registered direct offering and concurrent private placement and member of the Financial Industry Regulatory Authority, or FINRA. The address of the selling stockholder is c/o Joseph Gunnar & Co., LLC, 30 Broad Street, 11th Floor, New York, NY 10004.

(8) Represents warrants to purchase 39,916 shares of common stock.

(9) Represents warrants to purchase 59,874 shares of common stock.

(10) Represents warrants to purchase 220,000 shares of common stock.

(11) Represents warrants to purchase 99,794 shares of common stock.

(12) Represents warrants to purchase 23,934 shares of common stock.

PLAN OF DISTRIBUTION

Each selling stockholder of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on The Nasdaq Capital Market or any other stock exchange, market or trading facility on which the securities are traded, or in private transactions. These sales may be at fixed or negotiated prices. A selling stockholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

●	in transactions through broker-dealers that agree with the selling stockholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The selling stockholders may also sell securities under Rule 144 under the Securities Act, if available, rather than under this prospectus. Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. The selling stockholders have advised us that there is no underwriter or coordinating broker acting in connection with the proposed sale of the resale securities by the selling stockholders.

We have agreed to keep this prospectus effective until the date on which all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The Resale Shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the Resale Shares covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Resale Shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of securities of the common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

Unless otherwise indicated, Sheppard, Mullin, Richter & Hampton LLP, New York, New York, will pass upon the validity of the shares of our common stock to be sold in this offering.

EXPERTS

Daszkal Bolton LLP, an independent registered public accounting firm, has audited our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2019, as set forth in its report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Daszkal Bolton LLP’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the Resale Shares being offered by this prospectus. This prospectus does not contain all of the information in the registration statement of which this prospectus is a part and the exhibits to such registration statement. For further information with respect to us the Resale Shares by this prospectus, we refer you to the registration statement of which this prospectus is a part and the exhibits to such registration statement. Statements contained in this prospectus as to the contents of any contract or any other document are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document incorporated by reference or filed as an exhibit to the registration statement of which this prospectus is a part. Each of these statements is qualified in all respects by this reference.

You may read and copy the registration statement of which this prospectus is a part, as well as our reports, proxy statements and other information, at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the Public Reference Room. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including Genprex, Inc. The SEC’s Internet site can be found at http://www.sec.gov. You may also request a copy of these filings, at no cost, by writing us at Genprex, Inc., 1601 Trinity Street, Bldg. B, Suite 3.322, Austin, Texas 78712 or telephoning us at (512) 537-7997.

We are subject to the information and reporting requirements of the Exchange Act, and, in accordance with this law, file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information are available for inspection and copying at the SEC’s public reference facilities and the website of the SEC referred to above. We also maintain a website at www.genprex.com. You may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on our website is not a part of this prospectus and the inclusion of our website address in this prospectus is an inactive textual reference only.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with them. Incorporation by reference allows us to disclose important information to you by referring you to those other documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We filed a registration statement on Form S-1, of which this prospectus forms a part, under the Securities Act with the SEC with respect to the securities being offered pursuant to this prospectus. This prospectus omits certain information contained in the registration statement, as permitted by the SEC. You should refer to the registration statement, including the exhibits, for further information about us and the securities being offered pursuant to this prospectus. Statements in this prospectus regarding the provisions of certain documents filed with, or incorporated by reference in, the registration statement are not necessarily complete and each statement is qualified in all respects by that reference. Copies of all or any part of the registration statement, including the documents incorporated by reference or the exhibits, may be obtained upon payment of the prescribed rates at the offices of the SEC listed above in “Where You Can Find More Information.” We are incorporating by reference the documents listed below, which we have already filed with the SEC, and all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except as to any portion of any future report or document that is not deemed filed under such provisions:

●	our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 filed with the SEC on March 30, 2020;

●	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 filed with the SEC on May 14, 2020;

●

our Current Reports on Form 8-K filed with the SEC on January 6, 2020, January 9, 2020, January 17, 2020, January 21, 2020, January 24, 2020, January 31, 2020, February 5, 2020 (two on this date), February 6, 2020, February 18, 2020, February 20, 2020, March 18, 2020, March 23, 2020, March 24, 2020, April 21, 2020, April 28, 2020, May 4, 2020 and May 8, 2020;

●	our definitive proxy statement on Schedule 14A for our 2020 Annual Meeting of Stockholders filed with the SEC on April 29, 2020; and

●

the description of our capital stock contained in our Registration Statement on Form 8-A filed with the SEC on October 13, 2017, and any amendments or reports filed with the SEC for purposes of updating such description.

Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded to the extent that a statement contained in this prospectus or any subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement.

You may request, and we will provide you with, a copy of these filings, at no cost, by calling us at (512) 537-7997 or by writing to us at the following address:

Genprex, Inc.

1601 Trinity Street, Bldg. B, Suite 3.322

Austin, Texas 78712

Attention: Investor Relations

3,611,504 Shares of Common Stock

PROSPECTUS

         , 2020

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution

The following table sets forth an itemization of the various expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered. All of the amounts shown are estimated except the SEC Registration Fee.

SEC Registration Fee	$118
Legal Fees and Expenses	$20,000
Accounting Fees and Expenses	$5,000
Miscellaneous	$2,882
Total	$28,000

Item 14.    Indemnification of Directors and Officers

The Company is incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law (the “DGLC”) provides that a Delaware corporation may indemnify any persons who were, are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as an officer, director, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful. Furthermore, pursuant to Section 145 of the DGCL, a Delaware corporation may indemnify any persons who were, are, or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests, except that no indemnification is permitted  in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses (including attorneys’ fees) actually and reasonably incurred.

In addition, the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide for the indemnification of its directors and officers to the fullest extent permitted under the DGCL.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability for any:

●	transaction from which the director derives an improper personal benefit;

●	act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

●	unlawful payment of dividends or redemption of shares; or

●	breach of a director’s duty of loyalty to the corporation or its stockholders.

The Company’s Amended and Restated Certificate of Incorporation provides that the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by applicable law. Expenses incurred by any officer or director in defending any such action, suit or proceeding in advance of its final disposition shall be paid by the Company upon delivery to it of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified by the Company.

Section 174 of the DGCL provides, among other things, that a director who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time may avoid liability by causing his or her dissent to such actions to be entered in the books containing minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

As permitted by the DGCL, the Company has entered into indemnity agreements with each of its directors and executive officers (each an “indemnitee”), that require the Company to indemnify such persons against any and all costs and expenses (including attorneys’, witness or other professional fees) actually and reasonably incurred by such persons in connection with any action, suit or proceeding (including derivative actions), whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or officer of the Company or an agent of the Company or is or was, at the request of the Company, acting or serving as an officer, director, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or another enterprise. Under these agreements, the Company is not required to provide indemnification for certain matters, including:

●	indemnification beyond that permitted by the DGCL;

●	indemnification for any proceeding with respect to the unlawful payment of remuneration to the indemnitee;

●	indemnification for certain proceedings involving a final judgment that the indemnitee is required to disgorge profits from the purchase or sale of the Company’s securities;

●

indemnification for proceedings involving a final judgment or other final adjudication that the indemnitee’s conduct was in bad faith, knowingly fraudulent or deliberately dishonest or constituted willful misconduct or a breach of the indemnitee’s duty of loyalty, but only to the extent of such specific determination;

●

indemnification for proceedings or claims brought by an indemnitee against the Company, or the Company’s or its subsidiary’s current or former directors, officers, employees or agents, or anyone that is or was serving, at the request of or for the convenience of or representing the interests of, the Company or any subsidiary of the Company, as a director, officer, employee or agent of a corporation, partnership, joint venture, trust or other enterprise except for (i) claims to establish or enforce a right of indemnification or advancement pursuant to the indemnification agreement or under any other agreement, provision of the Company’s Amended and Restated Certificate of Incorporation or Amended and Restated Bylaws or (ii) proceedings initiated by the indemnitee that are either approved by the Company’s board of directors or the indemnitee’s participation is required by law;

●	indemnification for settlements the indemnitee enters into without the Company’s written consent;

●	indemnification in violation of any undertaking required by the Securities Act or in any registration statement filed by the Company; or

●

indemnification or advancement of expenses for which payment has actually been made to or on behalf of the indemnitee under any insurance policy or other indemnity provision, except with respect to any excess beyond the amount paid under such insurance or indemnity policy.

The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

The Company has an insurance policy in place that covers its officers and directors with respect to certain liabilities, including liabilities arising under the Securities Act, or otherwise.

Item 15.    Recent Sales of Unregistered Securities

Set forth below is information regarding securities issued by us since during the prior three years that were not registered under the Securities Act.

From May 2017 through April 2020, we issued 783,556 shares of our common stock to consultants in consideration of services provided by the consultants.

From June 7, 2017 to September 1, 2017, we entered into a series of subscription agreements with various investors, pursuant to which we issued and sold to such investors an aggregate of 150,214 shares of Series G Preferred Stock at a purchase price of $5.29 per share, and received gross proceeds of approximately $793,973. The Series G Preferred Stock were converted into an aggregate of 692,346 shares of common stock on April 2018.

From May 15, 2017 through April, 2020, we granted 73,526 shares of our common stock and stock options to purchase up to an aggregate of 4,994,150 shares of our common stock under our 2009 Equity Incentive Plan and 2018 Equity Incentive Plan to our employees, directors and consultants, at a weighted average exercise price of $3.53 per share, in consideration of services provided by such employees, directors and consultants.

In March 2018, we entered into an agreement with a consultant whereby we agreed to grant to the consultant warrants to purchase 50,000 shares of our common stock at $5.00 per share in consideration of services provided to us. In September 2018, the consultant exercised its warrant via a cashless exercise option. As a result, we issued 34,615 shares of our common stock to the consultant in exchange for the cashless exercise of the warrant, and the remaining 15,385 shares of common stock were cancelled.

In April 2018, we converted 1,001,667 shares of Series A Preferred Stock, 207,917 shares of Series B Preferred Stock, 73,452 shares of Series C Preferred Stock, 1,443 shares of Series D Preferred Stock, 153,100 shares of Series E Preferred Stock, 4,008 shares of Series F Preferred Stock into an aggregate of 8,631,781 shares of common stock.

In May 2018, we entered into a securities purchase agreement (the “Purchase Agreement”) with two investors (the “Purchasers”), pursuant to which we issued an aggregate of 828,500 shares of our common stock at a purchase price of $12.07 per share, and warrants to purchase up to an aggregate of 621,376 shares of our common stock with an exercise price of $15.62 per share, and received gross proceeds of approximately $10.0 million. In August 2018, following the effectiveness of our Registration Statement on Form S-1 (File No. 333-225090) and pursuant to the terms of the Purchase Agreement and the warrants, we issued to the Purchasers an aggregate of 1,174,440 additional shares of our common stock, and the warrants became exercisable for an aggregate of 2,283,740 shares of our common stock, with an exercise price equal to $4.25 per share. In March 2019, we issued 200,000 shares of our common stock to one of the Purchasers. The purchase price for such shares was paid in May 2018, but the shares had been held in abeyance since August 2018 pursuant to the terms of the Purchase Agreement. In June 2019, we issued the final 150,000 shares of our common stock to that Purchaser, which had also been held in abeyance since August 2018 pursuant to the terms of the Purchase Agreement. On November 20, 2019, the warrants became exerciseable for an aggregate of 2,283,740 shares of our common stock with an exercise price equal to $0.46 per share.

On July 27, 2018, we issued to entities affiliated with one of our stockholders warrants to purchase an aggregate of 794,352 shares of our common stock in consideration of services. The warrants have an exercise price of $5.00 per share, and are exercisable until July 27, 2023.

On November 20, 2019, we entered into a securities purchase agreement with certain accredited investors pursuant to which we sold shares of our common stock in a registered direct offering. In a concurrent private placement, we issued each investor a warrant to purchase one share of our common stock for each share of common stock purchased in the registered direct offering for warrants to purchase an aggregate of 3,167,986 shares of our common stock. The purchase price for one share in the registered direct offering was $0.40. No additional consideration was paid for the warrants. On November 22, 2019, we issued warrants to purchase an aggregate of 443,518 shares of our common stock to representatives of the placement agent in connection with the offerings.

On April 24, 2020, we issued a warrant to purchase 500,000 shares of common stock at an exercise price of $2.27 per share to a related party in connection with past and future services provided to us.

The foregoing offers, sales and issuances were exempt from registration under Section 4(a)(2) of the Securities Act and/or Rule 506 of Regulation D and/or Rule 701.

Item 16.    Exhibits and Financial Statement Schedules

        The exhibits to this registration statement are listed in the Exhibit Index to this registration statement, which Exhibit Index is hereby incorporated by reference.

Item 17.    Undertakings

        (a)   The undersigned registrant hereby undertakes:

(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)  To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)   That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use; and

(5)   That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)  Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)  Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit Number		Description of Exhibit
3.1		Amended and Restated Certificate of Incorporation of the Registrant, incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K filed on April 10, 2018.

3.2		Amended and Restated Bylaws of the Registrant, incorporated by reference to Exhibit 3.2 of the Registrant’s Current Report on Form 8-K filed on April 10, 2018.

4.1

Form of Common Stock Certificate of the Registrant, incorporated by reference to Exhibit 4.1 of the Registrant’s Registration Statement on Form S-1 (File No. 333-219386), as amended, originally filed on July 21, 2017.

4.2

Warrant Agreement, dated December 17, 2015, issued to DABS Advanced Biotech Solutions, LLC, incorporated by reference to Exhibit 4.4 of the Registrant’s Registration Statement on Form S-1 (File No. 333-219386), as amended, originally filed on July 21, 2017.

4.3

Warrant Agreement, dated December 17, 2015, issued to DABS Advanced Biotech Solutions, LLC, incorporated by reference to Exhibit 4.5 of the Registrant's Registration Statement on Form S-1 (File No. 333-219386), as amended, originally filed on July 21, 2017.

4.4

Warrant Agreement, dated November 3, 2016, issued to Viet Ly, incorporated by reference to Exhibit 4.6 of the Registrant’s Registration Statement on Form S-1 (File No. 333-219386), as amended, originally filed on July 21, 2017.

4.5

Form of Underwriter’s Warrant Agreement, incorporated by reference to Exhibit 4.7 of the Registrant’s Registration Statement on Form S-1 (File No. 333-219386), as amended, originally filed on July 21, 2017.

4.6		Form of Common Stock Purchase Warrant, incorporated by reference to Exhibit 4.1 of the Registrant’s Current Report on Form 8-K filed on May 10, 2018.

4.7		Warrant Agreement, dated July 27, 2018, issued to Cancer Revolution, LLC, incorporated by reference to Exhibit 4.1 of the Registrant’s Current Report on Form 8-K filed on August 6, 2018.

4.8		Warrant Agreement, dated July 27, 2018, issued to Inception Capital Management, LLC, incorporated by reference to Exhibit 4.2 of the Registrant’s Current Report on Form 8-K filed on August 6, 2018.

4.9		Warrant Agreement, dated July 27, 2018, issued to Cancer Biotech, LLC, incorporated by reference to Exhibit 4.3 of the Registrant’s Current Report on Form 8-K filed on August 6, 2018.

4.10		Form of Warrant, incorporated by reference to Exhibit 10.2 of the Registrant’s Current Report on Form 8-K filed on November 22, 2019.

4.11

Warrant Agreement dated as of April 24, 2020 by and between Genprex, Inc. and Cancer Revolution LLC, incorporated by reference to Exhibit 4.1 of the Registrant’s Current Report on Form 8-K filed on April 28, 2020.

5.1	**	Opinion of Sheppard, Mullin, Richter & Hampton LLP

10.1	+

Form of Indemnity Agreement by and between the Registrant and its directors and officers, incorporated by reference to Exhibit 10.1 of the Registrant's Registration Statement on Form S-1 (File No. 333-219386), as amended, originally filed on July 21, 2017.

10.2	+

Registrant’s 2009 Equity Incentive Plan and Forms of Grant Notices and Agreements thereunder, incorporated by reference to Exhibit 10.2 of the Registrant's Registration Statement on Form S-1 (File No. 333-219386), as amended, originally filed on July 21, 2017.

10.3	+

Genprex, Inc. 2018 Equity Incentive Plan and Forms of Stock Option Grant Notice, Option Agreement and Notice of Exercise thereunder, incorporated by reference to Exhibit 10.3 of the Registrant’s Annual Report on Form 10-K filed April 17, 2018.

10.4	+	Genprex, Inc. 2018 Employee Stock Purchase Plan, incorporated by reference to Exhibit 10.4 of the Registrant’s Annual Report on Form 10-K filed April 17, 2018.

10.5	+	Genprex, Inc. Non-Employee Director Compensation Policy, incorporated by reference to Exhibit 10.1 of the Registrant's Current Report on Form 8-K filed on November 8, 2018.

10.6

Patent and Technology License Agreement dated effective July 20, 1994, by and between the Board of Regents of the University of Texas System, The University of Texas M.D. Anderson Cancer Center and Intron Therapeutics, Inc., incorporated by reference to Exhibit 10.6 of the Registrant's Registration Statement on Form S-1 (File No. 333-219386), as amended, originally filed on July 21, 2017.

10.7

Amendment No. 3 to Patent and Technology License Agreement dated October 4, 2001, incorporated by reference to Exhibit 10.7 of the Registrant's Registration Statement on Form S-1 (File No. 333-219386), as amended, originally filed on July 21, 2017.

10.8

Technology Sublicense Agreement effective March 7, 2007, by and between Introgen Therapeutics, Inc., and Introgen Research Institute, Inc., incorporated by reference to Exhibit 10.8 of the Registrant's Registration Statement on Form S-1 (File No. 333-219386), as amended, originally filed on July 21, 2017.

10.9

Assignment and Collaboration Agreement effective April 13, 2009, by and between Gensolve, Inc. and the Registrant, incorporated by reference to Exhibit 10.9 of the Registrant's Registration Statement on Form S-1 (File No. 333-219386), as amended, originally filed on July 21, 2017.

10.10

Technology License Agreement dated as of February 26, 2010, by and between Introgen Research Institute, Inc. and P53, Inc., incorporated by reference to Exhibit 10.10 of the Registrant’s Registration Statement on Form S-1 (File No. 333-219386), as amended, originally filed on July 21, 2017.

10.11

Technology Sublicense Agreement effective June 1, 2011, by and between the Registrant and Introgen Research Institute, Inc., incorporated by reference to Exhibit 10.12 of the Registrant’s Registration Statement on Form S-1 (File No. 333-219386), as amended, originally filed on July 21, 2017.

10.12

Amended Collaboration and Assignment Agreement effective July 1, 2011, by and between Introgen Research Institute, Inc. and the Registrant, incorporated by reference to Exhibit 10.13 of the Registrant’s Registration Statement on Form S-1 (File No. 333-219386), as amended, originally filed on July 21, 2017.

10.13

Clinical Study Agreement dated February 10, 2014, by and between The University of Texas M.D. Anderson Cancer Center and the Registrant, incorporated by reference to Exhibit 10.14 of the Registrant’s Registration Statement on Form S-1 (File No. 333-219386), as amended, originally filed on July 21, 2017.

10.14

Amendment No. 1 to Clinical Study Agreement dated June 25, 2015, incorporated by reference to Exhibit 10.15 of the Registrant’s Registration Statement on Form S-1 (File No. 333-219386), as amended, originally filed on July 21, 2017.

10.15	+

Executive Employment Agreement dated April 13, 2018, by and between the Registrant and Rodney Varner, incorporated by reference to Exhibit 10.16 of the Registrant’s Annual Report on Form 10-K filed on April 17, 2018.

10.16	+

Executive Employment Agreement dated April 13, 2018, by and between the Registrant and Ryan Confer, incorporated by reference to Exhibit 10.17 of the Registrant’s Annual Report on Form 10-K filed on April 17. 2018.

10.17

Securities Purchase Agreement dated as of May 6, 2018, by and between the Registrant and the persons named on the signature pages thereto, incorporated by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K filed on May 10, 2018.

10.18		Form of Registration Rights Agreement, incorporated by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K filed on May 10, 2018.

10.19	+

Consulting Agreement, dated August 13, 2018, by and between the Registrant and Viet Ly, incorporated by reference to Exhibit 10.1 of the Registrant’s Quarterly Report on Form 10-Q filed on August 14, 2018.

10.20		Form of Securities Purchase Agreement dated November 20, 2019, incorporated by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K filed on November 22, 2019.

10.21		Form of Securities Purchase Agreement dated January 16, 2020, incorporated by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K filed on January 17, 2020.

10.22		Form of Securities Purchase Agreement dated January 23, 2020, incorporated by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K filed on January 24, 2020.

10.23

Exclusive License Agreement dated as of February 11, 2020, by and between the Registrant and the University of Pittsburgh – Of the Commonwealth System of Higher Education, incorporated by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K filed on February 18, 2020.

10.24		Form of Securities Purchase Agreement dated February 19, 2020, incorporated by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K filed on February 20, 2020.

10.25	+

Executive Employment Agreement dated March 12, 2020, by and between the Registrant and Catherine Vaczy, incorporated by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K filed on March 23, 2020.

10.26	+

Executive Employment Agreement dated March 12, 2020, by and between the Registrant and Michael Redman, incorporated by reference to Exhibit 10.2 of the Registrant’s Current Report on Form 8-K filed on March 23, 2020.

10.27	+

Separation Agreement dated as of April 27, 2020 by and between Genprex, Inc. and Julien L. Pham, MD, MPH, incorporated by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K filed on April 28, 2020.

10.28	++

Patent and Technology License Agreement by and between the Company and the Board of Regents of The University of Texas System on behalf of The University of Texas M.D. Anderson Cancer Center, incorporated by reference to Exhibit 10.9 of the Registrant’s Quarterly Report on Form 10-Q filed on May 14, 2020.

23.1	*	Consent of Daszkal Bolton LLP

23.2	**	Consent of Sheppard, Mullin, Richter & Hampton LLP (included in Exhibit 5.1)

24.1	*	Power of Attorney

* Filed herewith.

** Previously filed.

+ Indicates management contract or compensatory plan.

++  Certain portions of this Exhibit that are not material and would be competitively harmful if publicly disclosed have been redacted pursuant to Item 601(b)(10)(iv) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Austin, State of Texas, on May 15, 2020.

GENPREX, INC. By: /s/ J. Rodney Varner J. Rodney Varner Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints J. Rodney Varner as his attorney-in-fact and agent, with full power of substitution for him and in his name, place or stead, in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature	Title	Date
/s/ J. Rodney Varner J. Rodney Varner	Chief Executive Officer and Director (Principal Executive Officer)	May 15, 2020

/s/ Ryan M. Confer Ryan M. Confer	Chief Financial Officer (Principal Financial and Accounting Officer)	May 15, 2020

/s/ Brent M. Longnecker Brent M. Longnecker	Director	May 15, 2020

/s/ Jose Antonio Moreno Toscano Jose Antonio Moreno Toscano	Director	May 15, 2020

/s/ Will R. Wilson, Jr. Will R. Wilson, Jr.	Director	May 15, 2020